Exhibit 10.1

EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

Dated as of September 20, 2024

by and among

CENTURI SPECIAL PURPOSE ENTITY, LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

CENTURI GROUP, INC.,

as Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS

EXHIBIT A	–	Form of Investment Request
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C	–	Form of Assignment and Assumption Agreement
EXHIBIT D	–	[Reserved]
EXHIBIT E	–	Forms of Pool Reports
EXHIBIT F	–	Form of Compliance Certificate
EXHIBIT G	–	Closing Memorandum
EXHIBIT H	–	Forms of Tax Compliance Certificates

SCHEDULES

SCHEDULE I	–	Purchasers & Commitments
SCHEDULE II	–	Account Details
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Financial Maintenance Covenants
SCHEDULE V	–	Fiscal Months

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 20, 2024 by and among the following parties:

(i) CENTURI SPECIAL PURPOSE ENTITY, LLC, a Delaware limited liability company (the “Seller”);

(ii) the Persons from time to time party hereto as Purchasers;

(iii) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv) CENTURI GROUP, INC., a Nevada corporation (“Centuri Group”), as Servicer; and

(v) PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Transfer Agreement. The Seller desires to sell Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time on the terms and subject to the conditions set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means each agreement among the Seller, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of one or more Collection Accounts that provides the Administrative Agent with “control” (within the meaning of the UCC) over such Collection Account(s) each in form and substance reasonably satisfactory to Administrative Agent.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed in accordance with the terms hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Adverse Claim” means any Lien, other than (i) a Lien in favor of or assigned to the Administrative Agent (for the benefit of the Secured Parties), (ii) any bankers’ liens, rights of setoff and other similar Liens existing solely with respect to cash on deposit in a Collection Account to the extent such Liens are not terminated pursuant to an Account Control Agreement, (iii) any Lien for taxes, assessments and other governmental charges or levies (x) not past due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (y) which are being contested in good faith and by appropriate action if adequate reserves are maintained to the extent required by GAAP, or (iv) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 12.03.

“Aggregate Capital” means, at any time, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Yield” means, at any time, the aggregate accrued and unpaid Yield on the Investments of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Seller-Related Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Seller-Related Party is located or doing business.

“Approved Fund” means any Fund that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Purchaser and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, costs, expenses and disbursements of any law firm or other external counsel and all reasonable and documented out-of-pocket disbursements of internal counsel (but other than after the occurrence and during the continuance of an Event of Default, limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the Structuring Agent and the Purchasers, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction, and additional counsel solely in the event of a conflict of interest).

“Authorized Officer” means, with respect to any Seller-Related Party, the Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer, Assistant Treasurer or Controller of such Seller-Related Party, any manager or the members (as applicable) in the case of any Seller-Related Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Seller, authorized to execute notices, reports and other documents on behalf of such Seller-Related Party required hereunder. The Seller may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 2.04(a) or Section 2.04(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) above until the circumstances giving rise to such event no longer exist.

“Base Rate Capital” means, at any time, any Capital on which Yield accrues by reference to the Base Rate.

“Benchmark Replacement” has the meaning set forth in Section 2.04(d).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Property” means any property (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest or (d) located in a Sanctioned Jurisdiction.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to, SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections or other funds of the Seller that have been distributed to such Purchaser and applied as a repayment of Capital in accordance with this Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

“Capital Coverage Amount Deficit” means, at any time, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time.

“Capital Tranche” means specified portions of Capital outstanding as follows: (a) all Capital (or portions thereof) for which the applicable Yield Rate is determined by reference to Daily 1M SOFR shall constitute one Capital Tranche, (b) all Capital (or portions thereof) for which the applicable Yield Rate is determined by reference to Base Rate shall constitute one Capital Tranche, and (c) all Capital for which the applicable Yield Rate is determined by reference to the Term SOFR Rate with the same Yield Period shall constitute one Capital Tranche.

“Cash Dominion Administration Account” means one or more deposit accounts at any time designated as a Cash Dominion Administration Account by the Administrative Agent.

“Centuri Holdings” means Centuri Holdings, Inc., a Delaware corporation.

“Change in Control” means the occurrence of any of the following:

(a) NPL Construction Co. ceases to own, directly, 100% of the Equity Interests of the Seller free and clear of all Adverse Claims, other than any Lien in favor of the administrative agent under the First Lien Credit Agreement, so long as such administrative agent is subject to the Non-Petition Letter Agreement;

(b) any Subordinated Loan ceases to be 100% owned (beneficially and of record) by an Originator free and clear of all Adverse Claims;

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), as in effect on the Closing Date), directly or indirectly, of voting Equity Interests of Centuri Group representing more than 35% of the combined voting power of all voting Equity Interests of Centuri Group;

(d) any “Change in Control” shall occur under and as defined in the First Lien Credit Agreement; or

(e) Centuri Group ceases to own, directly or indirectly, 100% of the Equity Interests of each Originator.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“CIP Regulations” has the meaning set forth in Section 10.11.

“Closing Date” means September 20, 2024.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Seller) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Seller-Related Party or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Purchaser, the maximum aggregate amount of Capital which such Person is obligated to lend or pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I, as such Commitment is thereafter assigned or modified. If the context so requires, “Commitment” also refers to a Purchaser’s obligation to make Investments hereunder in accordance with this Agreement.

“Communications” has the meaning set forth in Section 12.03(d).

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Seller-Related Party.

“Concentration Percentage” means except as provided in clause (b) below, (i) for any Group A Obligor, 20.00%, (ii) for any Group B Obligor, 15.00%, (iii) for any Group C Obligor, 10.00% and (iv) for any Group D Obligor, 8.00%.

“Concentration Reserve Percentage” means, at any time, the largest of: (a) the sum of the four (4) largest Obligor Percentages of the Group D Obligors, (b) the sum of the two (2) largest Obligor Percentages of the Group C Obligors and (c) the largest Obligor Percentage of the Group B Obligors.

“Conforming Changes” means, with respect to Daily 1M SOFR, the Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Yield Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing or investment requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with Seller) decides may be appropriate to reflect the adoption and implementation of Daily 1M SOFR, the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Daily 1M SOFR, the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with Seller) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit and Collection Policy” means the Seller-Related Parties’ customary practices, policies and procedures applicable to the origination, collection and servicing of Receivables, consistently applied, as in effect on the Closing Date and as amended, modified or otherwise supplemented after the Closing Date in accordance with the terms of this Agreement.

“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent equal to the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Seller.

“Daily Report” means a report regarding the Pool Receivables and the transactions contemplated hereby, substantially in the form of Exhibit E-3.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the aggregate Outstanding Balance of all Pool Receivables (other than any Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) an amount equal to (i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Collections” has the meaning set forth in Section 3.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the month that is seven (7) Fiscal Months before such Fiscal Month.

“Defaulted Receivable” means a Receivable (without duplication):

(a) as to which any payment, or part thereof, remains unpaid for more than 211 days after the original invoice date of such Receivable;

(b) as to which a Relief Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that has been written off the applicable Originator’s or the Seller’s books as uncollectible; or

(d) that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s or the Seller’s books as uncollectible;

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Defaulting Purchaser” means, subject to Section 2.06(b), any Purchaser that (a) has failed to (i) fund all or any portion of its Investments within two (2) Business Days of the date such Investments were required to be funded hereunder unless such Purchaser notifies the Administrative Agent and the Seller in writing that such failure is the result of such Purchaser’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Purchaser any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Seller or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Purchaser’s obligation to fund an Investment hereunder and states that such position is based on such Purchaser’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Seller, to confirm in writing to the Administrative Agent and the Seller that it will comply with its prospective funding obligations hereunder (provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Seller), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any Equity Interest in that Purchaser or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser. Any determination by the Administrative Agent that a Purchaser is a Defaulting Purchaser under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Purchaser shall be deemed to be a Defaulting Purchaser (subject to Section 2.06(b)) upon delivery of written notice of such determination to the Seller and each Purchaser.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than one hundred twenty-one (121) days after the original invoice date of such Receivable; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Dilution” has the meaning set forth in Section 3.01(d)(i).

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables (other than any Unbilled Receivables) generated by the Originators during such Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than ten (10) Business Days’ notice to the Seller to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of Dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Dilution during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the prior Fiscal Month.

“Dilution Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (x) 2.25 times the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months and (y) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage) and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months and (ii) the average of the Dilution Ratios for such twelve (12) Fiscal Months; multiplied by

(b) the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months divided by (ii) the average of the Dilution Ratios for such twelve (12) Fiscal Months.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means, in each case, the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Federal Funds Rate” means for any day the rate per annum based on a year of 360 days and actual days elapsed announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iv), (v) and (vi) subject to such consents, if any, as may be required under Section 12.06(b)(iii).

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) the Obligor of which is: (i) a U.S. Obligor; (ii) not an Official Body (other than a U.S. federal, state or local Official Body); (iii) not subject to any Relief Proceeding; (iv) not a Sanctioned Person; (v) not an Affiliate of any Seller-Related Party; (vi) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vii) not a natural person and (viii) not a material supplier to any Originator or an Affiliate of such a material supplier;

(b) for which a Relief Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c) that is denominated and payable only in Dollars in the United States of America, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account in the United States of America;

(d) that does not have a due date which is more than 90 days after the original invoice date of such Receivable;

(e) that (i) arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;

(f) that arises under a duly authorized Contract that (i) is in full force and effect, (ii) is governed by the law of the United States of America or of any State thereof, (iii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except (x) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law or (y) with respect to any Obligor that is a U.S. federal, state or local Official Body, any failure to comply with the Federal Assignment of Claims Act or any similar applicable law of any such entity, so long as such defense does not affect the enforceability of such Receivable by Seller or the applicable Originator, and (iv) the payments thereunder are free and clear of any withholding Taxes;

(g) that has been transferred by an Originator to the Seller pursuant to the Transfer Agreement with respect to which transfer all conditions precedent under the Transfer Agreement have been met;

(h) that, together with the Contract related thereto, conforms in all material respects with all applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(i) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Official Body or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Transfer Agreement have been duly obtained, effected or given and are in full force and effect;

(j) (i) that is not subject to any existing dispute, claim, litigation, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim; provided, however, except in the event that such Pool Receivable is subject to litigation in any amount, if such dispute, claim, right of rescission, set-off, counterclaim, or other defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed to satisfy this clause to the extent of the portion of such Outstanding Balance which is not so affected, and (ii) the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable;

(k) that satisfies all applicable requirements of the Credit and Collection Policy in all material respects;

(l) that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 8.02;

(m) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable, including without any consent of the related Obligor or any Official Body (excluding any failure to comply with the Federal Assignment of Claims Act or any similar applicable law of any such entity, so long as such defense does not affect the enforceability of such Receivable by Seller or the applicable Originator);

(n) for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(o) that (x) constitutes an “account” or “general intangible” (as defined in the UCC), (y) is not evidenced by instruments or chattel paper and (z) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);

(p) that is neither a Defaulted Receivable nor a Delinquent Receivable;

(q) for which no Seller-Related Party has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with the related Obligor in connection with the ordinary course of payment of such Receivable; provided that only the portion of such Receivable in an amount equal to the outstanding amount of such offset or netting arrangements shall be ineligible;

(r) that, unless such Receivable constitutes Retainage, such Receivable represents amounts earned by the applicable Originator and payable by the Obligor that are not subject to the performance of additional services by such Originator or by the Seller, and the related goods or merchandise shall have been shipped and/or services performed;

(s) which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(t) which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(u) for which the related Originator has recognized the related revenue on its financial books and records in accordance with GAAP;

(v) for which neither the related Originator nor any Affiliate thereof is holding any deposits received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible; and

(w) that, if such Receivable is an Unbilled Receivable, is an Eligible Unbilled Receivable.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP, and (b) not more than ninety (90) days have elapsed since the date such Unbilled Receivable was originated.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by the Seller or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Seller or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is insolvent, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Seller or any member of the ERISA Group.

“ERISA Group” means, at any time, the Seller and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Seller, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 10.13.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.13.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.13.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.13.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 9.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 12.01.

“Excess Concentration” means the sum of the following amounts, without duplication:

(i) the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (x) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (y) the product of (A) such Obligor’s Concentration Percentage, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(ii) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are U.S. federal, state or local Official Bodies, over (ii) an amount equal to the product of (x) 10.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(iii) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables for which thirty (30) days or fewer have elapsed since the date such Unbilled Receivable was originated, over (ii) the product of (x) 25.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(iv) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables for which thirty-one (31) days or more, but sixty (60) days or fewer have elapsed since the date such Unbilled Receivable was originated, over (ii) the product of (x) 10.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(v) the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that are Unbilled Receivables for which sixty-one (61) days or more, but ninety (90) days or fewer have elapsed since the date such Unbilled Receivable was originated, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(vi) the excess (if any) of (x) the aggregate Outstanding Balance of all Eligible Receivables that constitute Retainage, over (y) the product of (A) 10.00%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Purchaser, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in an Investment or Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in such Investment or Commitment (other than pursuant to an assignment request by the Seller under Section 4.04) or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 4.03, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.03(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Limit” means $125,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit mean, at any time, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the earlier to occur of (a) the date that is sixty (60) days following the Scheduled Termination Date, and (b) the Termination Date unless such Termination Date occurs solely as a result of the Scheduled Termination Date’s occurrence.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Yield have been paid in full, (ii) all Seller Obligations (other than inchoate obligations or unasserted or contingent indemnification claims) shall have been paid in full, (iii) all other amounts owing to the Secured Parties hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Maintenance Covenant Breach” means the failure to comply with any covenant set forth in Schedule IV.

“First Lien Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of May 13, 2024, among Centuri Group, Inc., as a borrower, Centuri Canada Division Inc., as a borrower, each other borrower party thereto from time to time, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto from time to time, as amended, restated, supplemented and/or otherwise modified from time to time.

“Fiscal Month” means, with respect to any date, the four or five week period designated with respect to such date on Schedule V hereto, as such Schedule may be modified or replaced from time to time with the consent of the Administrative Agent.

“Foreign Purchaser” means a Purchaser that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.

“Group A Obligor,” “Group B Obligor” or “Group C Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with:

(a)

a short-term rating of at least “A-1” (in the case of a Group A Obligor), “A-2” (in the case of a Group B Obligor) or “A-3” (in the case of a Group C Obligor), in any case, by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “A+” (in the case of a Group A Obligor), “BBB+” (in the case of a Group B Obligor) or “BBB-” (in the case of a Group C Obligor), in any case, or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and

(b)

a short-term rating of at least “P-1” (in the case of a Group A Obligor), “P-2” (in the case of a Group B Obligor) or “P-3” (in the case of a Group C Obligor), in any case, by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “A1” (in the case of a Group A Obligor), “Baa1” (in the case of a Group B Obligor) or “Baa3” (in the case of a Group C Obligor), in any case, or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities;

provided, however, if such Obligor is rated by only one of S&P or Moody’s, then such Obligor will be a Group A Obligor, Group B Obligor or Group C Obligor (as the case may be) if it satisfies either clause (a) or clause (b) above; provided, further, that if such Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) has split ratings from S&P and Moody’s, then such Obligor (or its parent or majority owner, as applicable) shall be deemed to have only the lower of the two ratings for the purpose of determining whether such Obligor satisfies clause (a) or (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of Group A Obligor, Group B Obligor or Group C Obligor (as the case may be) shall be deemed to be a Group A Obligor, Group B Obligor or Group C Obligor (as the case may be) and shall be aggregated with its parent Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” unless such Subsidiary Obligor separately satisfies the definition of Group A Obligor, Group B Obligor or Group C Obligor (as the case may be), in which case such Obligor shall be separately treated as a Group A Obligor, Group B Obligor or Group C Obligor (as the case may be), as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are also Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is unrated by both Moody’s and S&P shall be a Group D Obligor.

“Guaranteed Obligations” has the meaning set forth in Section 2.08(a).

“Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly. The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such guarantor in good faith.

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (a) borrowed money, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) obligations (contingent or otherwise) under any acceptance, letter of credit or similar facilities, (d) net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency risk management device, (e) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate action and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person), (f) any Guaranty of Indebtedness of a type referred to in clauses (a) through (e) above, and (g) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date and (y) the amount of such Indebtedness as of such date.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller-Related Party under any Transaction Document and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Independent Manager” has the meaning set forth in Section 7.03(c).

“Information” has the meaning set forth in Section 12.08.

“Initial Schedule of Sold Receivables” means the schedule identifying all Sold Receivables as of the Closing Date, which list the Seller delivered to the Administrative Agent and the Purchasers on or prior to the Closing Date.

“Intended Tax Treatment” has the meaning set forth in Section 12.11.

“International Trade Laws” means sanctions, trade embargoes, export controls, and anti-terrorism laws, including, but not limited to, those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union, any member state of the European Union, His Majesty’s Treasury of the United Kingdom, Global Affairs Canada, or other relevant sanctions authority.

“Investment” means any payment of Capital by a Purchaser to the Seller pursuant to Section 2.02.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Request” means a letter in substantially the form of Exhibit A hereto delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic.

“LCR Security” means any commercial paper or security (other than equity securities issued to any Person that is a consolidated subsidiary of Parent or Centuri Holdings under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Lending Office” means, as to the Administrative Agent or any Purchaser, the office or offices of such Person described as such in such Purchaser’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Seller and the Administrative Agent.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Linked Account” means any controlled disbursement account, controlled balance account or other deposit account maintained by a Collection Account Bank for any Seller-Related Party or any Affiliate thereof and linked to any Collection Account by a zero balance account connection or other automated funding mechanism or controlled balance arrangement.

“Liquidity Event” means (a) that the sum of (i) the Seller-Related Parties and their respective Subsidiaries’ aggregate cash and cash equivalents (excluding any such cash and cash equivalents that is contractually required to be set aside, segregated or otherwise reserved) plus (ii) the aggregate amount of funds then available to be drawn under the First Lien Credit Agreement, is not at least $100,000,000 and (b) such minimum liquidity amount is not satisfied for five (5) consecutive Business Days.

“LLC Division” means, in the event a Person is a limited liability company, (a) the division of such Person into two or more newly formed limited liability companies (whether or not such Person is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.

“Lock-Box” means each locked postal box with respect to any Collection Account for the purpose of retrieving and processing payments made on the Pool Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Loss Horizon Ratio” means, at any time, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed by dividing:

(a) the sum of (i) aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the preceding five (5) most recently ended Fiscal Months; plus (ii) the product of (x) aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the preceding sixth (6th) most recently ended Fiscal Month multiplied by (y) 0.40; by

(b) the Net Receivables Pool Balance as of such date.

“Loss Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) 2.25, multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, multiplied by (c) the Loss Horizon Ratio.

“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to all Seller-Related Parties, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

(a) the assets, operations, business or financial condition of such Person and its Subsidiaries, taken as a whole;

(b) the ability of such Person to perform its obligations under the Transaction Documents to which it is a party;

(c) the validity or enforceability against any Seller-Related Party of this Agreement or any other Transaction Document to which it is a party;

(d) the validity, enforceability, value or collectibility of any material portion of the Supporting Assets;

(e) the status, perfection, enforceability or priority of the Administrative Agent’s security interest in the Supporting Assets; or

(f) the rights and remedies of any Purchaser Party under the Transaction Documents or associated with its interests in a material portion of the Supporting Assets.

“Maximum Release Amount” means, on any day of determination, the positive excess, if any, of (a) the amount of Collections on deposit in the Cash Dominion Administration Account over (b) the amount of Collections required to be on deposit in the Cash Dominion Administration Account on such day pursuant to Section 5.03(a) (as reasonably determined by the Administrative Agent).

“Minimum Dilution Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 70.00%, times (ii) the Facility Limit at such time and (b) the Capital Coverage Amount at such time.

“Monthly Report” means a report regarding the Pool Receivables and the transactions contemplated hereby, substantially in the form of Exhibit E-1.

“Monthly Settlement Date” means, for each Fiscal Month, the twentieth 20th day of such Fiscal Month (or if such day is not a Business Day, the next occurring Business Day) following the end of the previous Fiscal Month.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Seller or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which the Seller or any member of the ERISA Group has any liability (contingent or otherwise).

“Net Receivables Pool Balance” means, at any time: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“Non-Consenting Purchaser” means any Purchaser that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Purchasers in accordance with the terms of Section 12.01 and (b) has been approved by the Required Purchasers.

“Non-Defaulting Purchaser” means, at any time, each Purchaser that is not a Defaulting Purchaser at such time.

“Non-Petition Letter Agreement” means that certain letter agreement re Pledge of SPV Interests dated as of the Closing Date, by and among Wells Fargo Bank, National Association, as administrative agent under the First Lien Credit Agreement, the Seller, NPL Construction Co. and the Administrative Agent.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Originator” means each Person from time to time party to the Transfer Agreement as an “Originator” thereunder.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Investment or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.04).

“Outstanding Balance” means, at any time, with respect to any Receivable, the then outstanding principal balance thereof.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a

Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.

“Parent” means Southwest Gas Holdings, Inc., a Delaware corporation.

“Parent Group” has the meaning set forth in Section 7.03(c).

“Participant” has the meaning set forth in Section 12.06(d).

“Participant Register” has the meaning set forth in Section 12.06(d).

“Payment Recipient” has the meaning assigned to it in Section 10.13.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which the Seller or any member of the ERISA Group may have any liability (contingent or otherwise).

“Performance Guarantor” means Centuri Group.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.

“Permitted Holder” means each of Southwest Gas Holdings, Inc., a Delaware corporation, and Centuri Holdings.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.

“PINACLE” means PNC’s PINACLE® auto-advance service or any similar or replacement electronic loan administration service implemented by PNC.

“PINACLE Agreement” means a separate written agreement between Seller and PNC regarding PINACLE, and any amendments, modifications or replacements thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Seller or any member of the ERISA Group or any such Plan to which the Seller or any member of the ERISA Group is required to contribute on behalf of any of its employees.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Pool Report” means each Monthly Report, Weekly Report and Daily Report.

“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasers” means the financial institutions named on Schedule I and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Purchaser.

“Purchaser Party” means each Purchaser, the Structuring Agent and the Administrative Agent.

“Receivable” means any right to payment of a monetary obligation, whether or not conditioned by future performance, owed to any Originator, the Seller (as assignee of an Originator) or the Administrative Agent (on behalf of the Purchasers and as assignee of the Seller), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction. For the avoidance of doubt, a Receivable includes rights to consideration in exchange for goods or services, even when that right is conditioned on something other than the passage of time (for example, the Originators’ collective or individual future performance).

“Receivables Pool” means, at any time, all of the then outstanding Receivables transferred (or purported to be transferred) to the Seller pursuant to the Transfer Agreement (including both Sold Receivables and Unsold Receivables).

“Recipient” means (a) the Administrative Agent and (b) any Purchaser, as applicable.

“Reduction Notice” means a letter in substantially the form of Exhibit B hereto delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(d).

“Register” has the meaning set forth in Section 12.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Rights” has the meaning set forth in the Transfer Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Seller’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b) all instruments and chattel paper that may evidence such Receivable;

(c) all letter of credit rights, other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d) all of the Seller’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(e) all books and records of the Seller and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and Collection Account, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f) all of the Seller’s rights, interests and claims under the Transfer Agreement and the other Transaction Documents; and

(g) all Collections and other proceeds (as defined in the UCC) of such Receivable or any of the foregoing.

“Release” has the meaning set forth in Section 3.01(a).

“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Person or Subsidiary thereof in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Person or Subsidiary thereof for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Removal Effective Date” has the meaning set forth in Section 10.06(b).

“Reportable Compliance Event” means that: (a) any Seller-Related Party and/or a Subsidiary thereof becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Laws, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering law or International Trade Laws; (b) any Seller-Related Party and/or a Subsidiary thereof engages in a transaction that has caused or would cause any Person hereunder (including any Purchaser Party and any underwriter, advisor, investor, or otherwise) to be in violation of any International Trade Laws or Anti-Corruption Law, including a Seller-Related Party’s use of any proceeds of the Investments hereunder to directly or indirectly fund any activities or business of, with, or for, the benefit of or in any Sanctioned Jurisdiction; (c) any Supporting Assets qualifies as Blocked Property; or (d) any Seller-Related Party and/or a Subsidiary thereof otherwise violates any of the International Trade Laws or Anti-Corruption Law-specific representations and covenants herein.

“Required Capital Amount” means $15,000,000.

“Required Purchasers” means:

(a) if there exists fewer than three (3) Purchasers, all Purchasers (other than any Defaulting Purchaser); and

(b) if there exist three (3) or more Purchasers, Purchasers (other than any Defaulting Purchaser) having more than 50% of the aggregate amount of the Commitments of the Purchasers (excluding any Defaulting Purchaser) or, after termination of the Commitments, the outstanding Capital of the Purchasers (excluding any Defaulting Purchaser).

“Resignation Effective Date” has the meaning set forth in Section 10.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments” has the meaning set forth in Section 7.01(r).

“Retainage” means any Receivable or portion thereof that, pursuant to the terms of the applicable Contract or any other agreement or arrangement between the related Originator (or its Affiliates) and the related Obligor (or its Affiliates), may be withheld or delayed in payment by such Obligor until the related Contract (or any portion thereof or any project thereunder) has been completed or performed by such Originator and its Affiliates; provided that any such Receivable or portion thereof shall cease to constitute Retainage for purposes of the Transaction Documents when all conditions precedent (including any requirement that the related Contract or portion thereof be completed or performed) to the Obligor’s obligation to pay such Receivable or portion thereof have been satisfied.

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

“Scheduled Termination Date” means September 17, 2027.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Collateral” has the meaning set forth in Section 2.08(i)(i).

“Seller Guaranty” has the meaning set forth in Section 2.08(a).

“Seller Indemnified Amounts” has the meaning set forth in Section 11.02.

“Seller Indemnified Party” has the meaning set forth in Section 11.02.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Secured Party, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include all Capital and Yield, all Fees and all other amounts due or to become due from the Seller under the Transaction Documents to any Secured Party (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, yield, fees and other obligations of the Seller that accrue to any Secured Party after the commencement of any Relief Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller-Related Party” means each of the Seller, the Servicer, the Performance Guarantor, the Originators and any other Affiliate of Centuri Group from time to time party to any Transaction Document.

“Seller’s Net Worth” means, at any time, an amount equal to (i) (A) the aggregate Outstanding Balance of all Pool Receivables at such time plus (B) the Seller’s cash on hand, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Loans at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Loans at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time (excluding, for the avoidance of doubt, inchoate obligations or unasserted or contingent indemnification claims).

“Servicer” means Centuri Group.

“Servicer Indemnified Amounts” has the meaning set forth in Section 11.03.

“Servicer Indemnified Party” has the meaning set forth in Section 11.03.

“Servicing Fee” means the fee referred to in Section 8.06(a).

“Servicing Fee Rate” means 1.00% per annum.

“Settlement Date” means (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, each Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (it being understood that the Administrative Agent may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%) per annum.

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Sold Receivables” means, collectively, (i) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (ii) all additional Pool Receivables specified as “Sold Receivables” on the Investment Requests delivered with respect to all subsequent Investments made hereunder and (iii) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 3.01(a).

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in the normal course of business, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statements” has the meaning set forth in Section 6.01(ee).

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 8.01(d).

“Subordinated Loan” has the meaning set forth in the Transfer Agreement.

“Subordinated Loan Agreement” has the meaning set forth in the Transfer Agreement.

“Subsidiary” means, as to any Person, any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b) which is Controlled or capable of being Controlled by such Person or one or more of such Person’s Subsidiaries.

“Supporting Assets” means all Sold Assets and all Seller Collateral.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the Facility Limit is terminated in whole pursuant to Section 2.02(e), (c) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.02 and (d) the date on which all Commitments have been reduced to zero.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means, with respect to any amount for which the Term SOFR Reference Rate applies, for any day in any Yield Period, the interest rate per annum determined by the Administrative Agent equal to the Term SOFR Reference Rate for a term of one month, as such rate is published by the Term SOFR Administrator, on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Yield Period, as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $35,000,000.

“Total Reserves” means, at any time, an amount equal to the product of (a) the sum of: (i) the Yield Reserve Percentage, plus (ii) the greater of (x) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (y) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, times (b) the Net Receivables Pool Balance at such time.

“Transaction Documents” means this Agreement, the Transfer Agreement, the Account Control Agreements, each Fee Letter, each Subordinated Loan Agreement, the Performance Guaranty and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement.

“Transfer Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Seller.

“Transfer Termination Event” means the occurrence of any event or circumstance (including the occurrence of the “Sale and Contribution Termination Date” under the Transfer Agreement) that causes any Originator to cease selling or contributing Receivables to the Seller thereunder; provided, however, that an Originator ceasing to be a party to a Transfer Agreement with the prior written consent of the Seller and the Administrative Agent shall not constitute a Transfer Termination Event.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Undrawn Fee” has the meaning set forth in the Fee Letters.

“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(g)(ii)(2)(III).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956 and the applicable rules and regulations thereunder.

“Weekly Report” means a report regarding the Pool Receivables and the transactions contemplated hereby, substantially in the form of Exhibit E-2.

“Weekly Reporting Date” means the second Business Day of each calendar week.

“Withholding Agent” means any Seller-Related Party and the Administrative Agent.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” means, for any Capital, the amount of interest or yield accrued on such Capital in accordance with this Agreement.

“Yield Period” means, with respect to any Capital, (a) before the Termination Date: (i) initially, the period commencing on the date such Capital is funded through an Investment hereunder (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (and including) the last day of the calendar month in which such Investment was funded and (ii) thereafter, each calendar month and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent or, in the absence of any such selection, each calendar month.

“Yield Rate” means, subject to Sections 2.03 and 2.04, for any day in any Yield Period for any Capital (or portion thereof):

(a) if no Event of Default is then continuing and the Administrative Agent has not elected (in its sole discretion) for the Yield Rate for such Investment (or all Investments) to be determined pursuant to, and when permitted by, clause (b) below, the sum of (i) either (x) if the Seller has elected for such Capital to accrue interest by reference to the Term SOFR Rate during such Yield Period in accordance with Section 2.03(d)(i), the Term SOFR Rate for such Yield Period, or (y) in any other case (including if no such election has been made), Daily 1M SOFR, plus (ii) the SOFR Adjustment; or

(b) if an Event of Default is then continuing and the Administrative Agent elects (in its sole discretion) for the Yield Rate for such Investment (or all Investments) to be determined pursuant to this clause (b), the greater of (x) the sum of the Daily 1M SOFR plus the SOFR Adjustment, and (y) the Base Rate (in either case, plus any additional margin or spread imposed pursuant to Section 2.03(f)).

For the avoidance of doubt, any election by the Administrative Agent pursuant to clause (b) above shall have immediate effect, and if any Capital is converted to, or deemed to be, a Base Rate Capital pursuant to the terms hereof, the Yield Rate for such Capital shall be the Base Rate as in effect from time to time (plus any additional margin or spread imposed pursuant to Section 2.03(f)).

“Yield Reserve Percentage” means at any time:

1.50 x DSO x (BR + SFR)

360

where:

BR	= the Base Rate at such time;

DSO	= the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	= the Servicing Fee Rate.

SECTION 1.02 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Transaction Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Transaction Document refer to this Agreement or such other Transaction Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Transaction Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Transaction Document, means this Agreement or such other Transaction Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Transaction Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Transaction Document are included for convenience and shall not affect the interpretation of this Agreement or such Transaction Document; and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

SECTION 1.03 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.01(ee). Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the Seller or the Required Purchasers shall so request, the Administrative Agent, the Purchasers and the Seller shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Purchasers); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Seller shall provide to the Administrative Agent and the Purchasers financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, this Section 1.03 and any changes in GAAP or other accounting principles contemplated by this Section shall not affect or modify any computation or determination of the Days’ Sales Outstanding, Default Ratio, Delinquency Ratio, Dilution Ratio, Total Reserves or any input to, or component of, any of the foregoing. Notwithstanding anything to the contrary in this Agreement and/or any other Transaction Document, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement and the other Transaction Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital or finance leases in the financial statements.

SECTION 1.04 Benchmark Replacement Notification; Rates. Section 2.04(d) provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, the administration, submission or any other matter related to any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Seller or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Seller, any Purchaser or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. For the avoidance of doubt, this Section 1.04 does not alter or impair the rights and obligations of the Administrative Agent otherwise expressly set forth in this Agreement.

ARTICLE II

TERMS OF THE INVESTMENTS

SECTION 2.01 Purchase Facility.

(a) Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Purchasers shall, ratably in accordance with their respective Commitments, severally and not jointly, make payments of Capital to the Seller from time to time during the period from the Closing Date to the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any such Investment if any applicable condition precedent set forth in Section 5.02 is not satisfied with respect to such Investment.

(b) Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on the Closing Date and each date on which an Investment or Release occurs, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to the Sold Receivables and (iii) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c) Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that each transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale (and not only a pledge for collateral security), and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d), 2.02(d) and 12.11). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 2.02(d), 2.07 or 2.08 or any rights, interests, liabilities or obligations of any party hereunder or under any other Transaction Document.

(d) Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.

(e) Selection, Designation and Reporting of Sold Receivables. The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall select Sold Receivables from the Pool Receivables and the Seller shall transfer pursuant to Section 2.01(b) 100% of its interest in such Sold Receivables, and (ii) the Seller shall not select Sold Receivables in a manner that results in the aggregate Outstanding Balance of Sold Receivables exceeding the Aggregate Capital. The Seller shall maintain (or cause the Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and Servicer shall cause (i) all Sold Receivables to be identified on each Investment Request in accordance with Section 2.02(a) and (ii) the aggregate Outstanding Balance of each Obligor’s Sold Receivables to be identified on each Monthly Report delivered hereunder.

SECTION 2.02 Making Investments; Repayment of Investments. (a) Each Investment hereunder shall be made at the written request of the Seller delivered to the Administrative Agent and each Purchaser in the form of an Investment Request attached hereto as Exhibit A; provided that, at any time when PNC (or an Affiliate thereof) is both the Administrative Agent and the sole Purchaser hereunder and the Seller has entered into a PINACLE Agreement, then any request for an Investment made by the Seller using PINACLE shall constitute an Investment Request.

Each Investment Request (1) shall be made by Seller no later than (x) in the case of a Investment Request made pursuant to PINACLE, 3:00 p.m. Eastern Time on the proposed date of such Investment, or (y) in the case of any other Investment Request, 12:00 p.m. Eastern Time on the proposed date of such Investment; provided that any Investment Request made after such applicable time shall be deemed to have been made on the following Business Day, and (2) shall specify (i) the amount of Capital requested (which shall not be less than $1,000,000 and shall be an integral multiple of $100,000), (ii) other than for an Investment Request made pursuant to PINACLE, the allocation of such amount among the Purchasers, which shall be ratable based on the Commitments, (iii) the account to which the proceeds of such Investment shall be distributed and (iv) the date such requested Investment is to be made, which shall be a Business Day. If an Investment Request is deemed to have been made on the following Business Day pursuant to the parentheticals above and such Investment Request requests an Investment to be made prior to such following Business Day, such Investment Request shall be deemed to request that such Investment be made on such following Business Day.

(b) On the date of each Investment specified in the applicable Investment Request, the Purchasers (ratably in accordance with their respective Commitments) shall, upon satisfaction of the applicable conditions set forth in Section 5.02 and pursuant to the other conditions set forth herein, make available to the Seller in same day funds an aggregate amount (which shall constitute the Capital of such Investment) equal to the amount of such Investment requested, at the account set forth in the related Investment Request.

(c) Each Purchaser’s obligation shall be several, such that the failure of any Purchaser to make available to the Seller any funds in connection with any Investment shall not relieve any other Purchaser of its obligation, if any, hereunder to make funds available on the date such Investment is requested (it being understood, that no Purchaser shall be responsible for the failure of any other Purchaser to make funds available to the Seller in connection with any Investment hereunder).

(d) The Seller shall repay in full the outstanding Capital, together with all accrued and unpaid Yield, Fees and other Seller Obligations on the Final Maturity Date. Prior thereto, the Seller shall, on each Settlement Date and not later than two (2) Business Days after delivery of any Pool Report that demonstrates the existence of a Capital Coverage Amount Deficit, make a prepayment of the outstanding Capital of the Purchasers to the extent required to eliminate any Capital Coverage Amount Deficit and as otherwise required under Section 3.01. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to make a prepayment, without premium or penalty, in whole or in part, of the outstanding Capital of the Purchasers (i) on any Business Day if, at such time (A) PNC (or an Affiliate thereof) is both the Administrative Agent and the sole Purchaser hereunder, (B) the Seller has entered into a PINACLE Agreement and (C) such prepayment is made with PINACLE; provided, that any such prepayment made with PINACLE after 4:00 p.m. Eastern Time on any day shall be deemed to have been made on the next occurring Business Day, or (ii) upon same-day written notice by delivering to the Administrative Agent and each Purchaser a Reduction Notice in the form attached hereto as Exhibit B no later than 12:00 p.m. Eastern Time on the proposed Business Day of such prepayment (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day); provided, however, that (x) each such prepayment shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000, (y) the Seller shall not provide any Reduction Notice in respect of a partial prepayment of Capital, and no such Reduction Notice shall be effective, if after giving effect thereto, the Aggregate Capital at such time would be less than an amount equal to the Minimum Funding Threshold and (z) any accrued Yield and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date; provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Capital Coverage Amount Deficit existing at such time to zero. All prepayments pursuant to this section shall be accompanied by any associated indemnity payments due under Section 4.02.

(e) The Seller may, at any time upon at least ten (10) Business Days’ prior written notice to the Administrative Agent and each Purchaser, in each case without premium or penalty, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $50,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Purchaser shall be ratably reduced. If the Facility Limit is terminated in whole, the Commitment of each Purchaser shall be reduced to zero. All prepayments pursuant to this section shall be accompanied by any associated indemnity payments due under Section 4.02.

(f) In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of each Purchaser in excess of the Commitment of such Purchaser and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated indemnity payments due under Section 4.02. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any associated indemnity payments due under Section 4.02, by paying such amounts to the Purchasers.

SECTION 2.03 Yield and Fees.

(a) Fees. On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 3.01(a), pay to each Purchaser, the Administrative Agent, the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the Purchasers and/or the Administrative Agent, the Structuring Agent (each such fee letter agreement, is collectively referred to herein as the “Fee Letter”); provided, however, that any Defaulting Purchaser’s right to receive Undrawn Fees shall be subject to the terms of Section 2.06.

All computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b) Yield and Fees. The Capital of each Purchaser shall accrue interest on each day when such Capital remains outstanding at the then-applicable Yield Rate for such Capital. The Seller shall pay all Yield and Fees accrued during each Yield Period on the first Settlement Date occurring after the end of such Yield Period in accordance with the terms and priorities for payment set forth in Section 3.01(a). For the avoidance of doubt, Yield accrued during each Yield Period shall be due and payable on the first Settlement Date after such Yield Period without regard to the availability of Collections for payment thereof.

(c) Highest Lawful Rate. If at any time the designated rate of interest (including the Yield Rate for such purpose) applicable to any Purchaser’s Capital exceeds such Purchaser’s highest lawful rate, the rate of interest (including the Yield Rate for such purpose) on such Purchaser’s Capital shall be limited to such Purchaser’s highest lawful rate.

(d) Selection of Term SOFR Rate; Rate Quotations.

(i) So long as no Event of Default is continuing, the Seller may, by written notice to the Administrative Agent, elect for all or any portion of the Aggregate Capital to accrue yield or interest by reference to the Term SOFR Rate (rather than Daily 1M SOFR) during any Yield Period; provided, however, that no such election shall be made for less than a full Yield Period. Any such notice must specify the amount of the Aggregate Capital subject of such election and must be delivered not later than three (3) Business Days prior to the first day of the affected Yield Period. Any such portion of the Aggregate Capital that is subject to such an election shall be apportioned among the respective Purchasers’ Capital ratably. Notwithstanding the foregoing, (x) the Seller shall not make such an election if, as a result thereof, more than five (5) Capital Tranches would exist and (y) each Capital Tranche accruing interest by reference to the Term SOFR Rate shall be not be less than $1,000,000 and shall be an integral multiple of $100,000. For the avoidance of doubt, in the event of any conflict between the Seller’s election pursuant to this clause (i) and rate of interest applied pursuant to the definition of “Yield Rate,” the definition of “Yield Rate” shall control.

(ii) The Seller may call the Administrative Agent on or before the date on which an Investment Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Purchasers nor affect the rate of interest which thereafter is actually in effect when the election is made.

(e) Conforming Changes Relating to Daily 1M SOFR and the Term SOFR Rate. With respect to Daily 1M SOFR and the Term SOFR Rate, the Administrative Agent (in consultation with the Seller) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, the Administrative Agent shall provide notice to the Seller and the Purchasers of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

(f) Yield and Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, upon notice to the Seller, at the discretion of the Administrative Agent or upon written demand by the Required Purchasers to the Administrative Agent:

(i) Yield Rate. The Yield Rate applicable to any Capital shall be increased by 2.00% per annum;

(ii) Other Obligations. Each other obligation (other than payments in respect of Subordinated Loan) of any Seller-Related Party hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the Base Rate plus an additional 2.00% per annum from the time such obligation becomes due and payable until the time such obligation is paid in full; and

(iii) Acknowledgment. The Seller acknowledges that the increase in rates referred to in this Section 2.03(f) reflects, among other things, the fact that such Capital or other amounts have become a substantially greater risk given their default status and that the Purchasers are entitled to additional compensation for such risk; and all such interest or yield shall be payable upon demand by Administrative Agent or (if earlier) on the first Settlement Date occurring after such interest or yield accrues.

SECTION 2.04 Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a) Unascertainable; Increased Costs. If, at any time:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate or Daily 1M SOFR, as applicable, cannot be determined pursuant to the definition thereof; or

(ii) the Required Purchasers determine that for any reason Daily 1M SOFR or the Term SOFR Rate does not adequately and fairly reflect the cost to such Purchasers of funding, establishing or maintaining such Purchasers’ Capital during the applicable Yield Period or that Daily 1M SOFR does not adequately and fairly reflect the cost to such Purchaser of funding, establishing or maintaining such Purchasers’ Capital, and such Purchasers have provided notice of such determination to the Administrative Agent;

then the Administrative Agent shall have the rights specified in Section 2.04(c).

(b) Illegality. If at any time any Purchaser shall have determined or any Official Body shall have asserted that the making, maintenance or funding of any Capital (or an Investment thereof) accruing interest by reference to Daily 1M SOFR or the Term SOFR Rate or the determination or charging of yield or interest by reference to Daily 1M SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Purchaser in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 2.04(c).

(c) Administrative Agent’s and Purchaser’s Rights. In the case of any event specified in Section 2.04(a), the Administrative Agent shall promptly so notify the Purchasers and the Seller thereof, and in the case of an event specified in Section 2.04(b), such Purchaser shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Purchasers and the Seller.

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Purchasers, in the case of such notice given by the Administrative Agent, or (ii) such Purchaser, in the case of such notice given by such Purchaser, to allow the Seller to select, convert to, renew or continue any Capital accruing Yield by reference to Daily 1M SOFR or the Term SOFR Rate, as applicable, shall be suspended (to the extent of the affected Yield Rate or Yield Period) until the Administrative Agent shall have later notified the Seller, or such Purchaser shall have later notified the Administrative Agent, of the Administrative Agent’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist, and the Administrative Agent and such Purchaser hereby agree to provide any such notice reasonably promptly following the Administrative Agent’s or such Purchaser’s determination (as the case may be) that the aforementioned circumstances have ceased to exist.

Upon a determination by the Administrative Agent under Section 2.04(a), (A) if the Seller has previously delivered an Investment Request for an affected Investment that has not yet been made, such Investment Request shall be deemed to request an Investment of Base Rate Capital, and (B) any outstanding affected Capital accruing yield or interest by reference to Daily 1M SOFR shall automatically be converted into Base Rate Capital and (C) any outstanding affected Capital accruing yield or interest by reference to the Term SOFR Rate shall be deemed to have been converted into Base Rate Capital at the end of the applicable Yield Period.

If any Purchaser notifies the Administrative Agent of a determination under Section 2.04(b) above, the Seller shall, subject to the Seller’s indemnification obligations under Section 4.02, as to any Capital of the Purchaser to which Daily 1M SOFR or the Term SOFR Rate applies, on the date specified in such notice either convert such Capital to Base Rate Capital or prepay such Capital. Absent due notice from the Seller of conversion or prepayment, such Capital shall automatically be converted to Base Rate Capital upon such specified date.

(d) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Purchasers comprising the Required Purchasers.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Purchasers of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 2.04(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 2.04(d).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to Daily 1M SOFR or the Term SOFR Rate, the Seller may revoke any pending request for an Investment of Capital accruing Yield based on such rate or conversion to or continuation of Capital accruing Yield based on such rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for Base Rate Capital or conversion to Base Rate Capital. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Definitions. As used in this Section 2.04(d):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark (a) is Daily 1M SOFR, one month, and (b) is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the Term SOFR Rate applicable to any Capital or the length of a yield or interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Yield Period” pursuant to clause (iv) of this Section 2.04(d).

“Benchmark” means, initially, SOFR, Daily 1M SOFR and the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and

(2) the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof), or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such

Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or a rate based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.04(d) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.04(d).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Daily 1M SOFR or the Term SOFR Rate, as applicable, or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

SECTION 2.05 Records of Investments. Each Purchaser shall record in its records, the date and amount of each Investment made by such the Purchaser hereunder, the interest or yield rate with respect thereto, the Yield accrued thereon and each repayment and payment thereof. Subject to Section 12.06(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

SECTION 2.06 Defaulting Purchasers.

(a) Defaulting Purchaser Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as such Purchaser is no longer a Defaulting Purchaser, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Purchasers.

(ii) Defaulting Purchaser Waterfall. Any payment of capital, principal, interest, yield, fees or other amounts received by the Administrative Agent for the account of such Defaulting Purchaser (whether voluntary or mandatory, at maturity, pursuant to Section 3.01(a) or otherwise) or received by the Administrative Agent from a Defaulting Purchaser pursuant to Section 9.02(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Purchaser to the Administrative Agent hereunder; second, as the Seller may request (so long as no Potential Default or Event of Default exists), to the funding of any Investment in respect of which such Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Seller, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Purchaser’s potential future funding obligations with respect to Investments under this Agreement; fourth, to the payment of any amounts owing to the Purchasers as a result of any judgment of a court of competent jurisdiction obtained by any Purchaser against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Seller as a result of any judgment of a court of competent jurisdiction obtained by the Seller against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; and sixth, to such Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of Capital of any Investments in respect of which such Defaulting Purchaser has not fully funded its appropriate share, and (y) such Investments were made at a time when the conditions specified in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Investments of all Non-Defaulting Purchasers on a pro rata basis prior to being applied to the payment of any Investments of such Defaulting Purchaser until such time as all Investments are held by the Purchasers pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied (or held) to pay amounts owed by a Defaulting Purchaser pursuant to this Section 2.06(a)(ii) shall be deemed paid to and redirected by such Defaulting Purchaser, and each Purchaser irrevocably consents hereto.

(iii) Certain Fees. Notwithstanding anything to the contrary in the applicable Fee Letter, no Defaulting Purchaser shall be entitled to receive any Undrawn Fee accrued for any period during which that Purchaser is a Defaulting Purchaser (and the Seller shall not be required to pay any such Undrawn Fee that otherwise would have been required to have been paid to that Defaulting Purchaser).

(b) Defaulting Purchaser Cure. If the Seller and the Administrative Agent agree in writing that a Purchaser is no longer a Defaulting Purchaser, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein, that Purchaser will, to the extent applicable, purchase at par that portion of outstanding Investments of the other Purchasers or take such other actions as the Administrative Agent may determine to be necessary to cause the Investments to be held pro rata by the Purchasers in accordance with the Commitments, whereupon such Purchaser will cease to be a Defaulting Purchaser; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while that Purchaser was a Defaulting Purchaser; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser.

(c) Termination of Defaulting Purchaser. The Seller may terminate the unused amount of the Commitment of any Defaulting Purchaser upon not less than ten days’ prior notice to the Administrative Agent (which shall promptly notify the Purchasers thereof), and in such event the provisions of Section 2.06(a)(ii) will apply to all amounts thereafter paid by the Seller for the account of such Defaulting Purchaser under this Agreement (whether on account of Capital, principal, interest, Yield, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Seller, the Administrative Agent or any Purchaser may have against such Defaulting Purchaser.

SECTION 2.07 Security Interest.

(a) If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 12.11), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing first priority security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.

(b) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.

(c) For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 2.07 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 2.08, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 2.07, and (iii) subject to the foregoing clauses (i) and (ii), this Section 2.07 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

SECTION 2.08 Secured Guaranty by Seller.

(a) Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and performance and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then such obligations of the Seller shall be limited to the maximum amount that is permissible under applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).

(b) Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute, irrevocable, and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the

Servicer or the Performance Guarantor or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Official Body shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Servicer or the Performance Guarantor or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Servicer or the Performance Guarantor. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor, any Purchaser Party, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Supporting Assets, (F) any defenses, set-offs or counterclaims which any Purchaser Party or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Sold Assets or the Guaranteed Obligations.

(c) Modifications. The Seller agrees that: (i) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (ii) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (iii) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) any Obligor, any Purchaser Party and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (v) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (vi) any deposit balance for the credit of any Obligor, any Purchaser Party or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

(d) Waiver of Rights. The Seller expressly waives to the fullest extent permitted by applicable Law: (i) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (ii) presentment and demand for payment or performance of any of the Guaranteed Obligations; (iii) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (iv) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (v) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (vi) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person, or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (vii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (viii) any defense based upon any applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (ix) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (x) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (xi) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.

(e) Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Section 2.08 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify Administrative Agent and each Purchaser on demand for all reasonable costs and expenses (including Attorney Costs) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(f) Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.

(g) Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations.

(h) Inducement. The Purchasers have been induced to make the Investments under this Agreement in part based upon the Seller Guaranty that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should Administrative Agent and the Purchasers desire to do so.

(i) Security Interest.

(i) To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (A) all Unsold Receivables, (B) all Related Security with respect to such Unsold Receivables, (C) the Lock-Boxes, Collection Accounts and Cash Dominion Administration Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (D) all rights of the Seller under the Transfer Agreement; (E) all other personal and fixture property or assets of the Seller of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (F) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(ii) The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.

(iii) For the avoidance of doubt, the grant of security interest pursuant to this Section 2.08(i) shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 2.07.

(j) Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion to release any Lien on any Supporting Assets or other property granted to or held by the Administrative Agent under any Transaction Document (x) upon the Final Payout Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Transaction Documents, or (z) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Purchasers.

SECTION 2.09 Authorization to File Financing Statements; Further Assurances. The Seller hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its ownership or security interest and lien on any of the Supporting Assets, or otherwise to give effect to the intent of Sections 2.01, 2.07 and 2.08.

ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 3.01 Settlement Procedures.

(a) So long as the Administrative Agent has not taken exclusive dominion and control of the Collection Accounts, the Servicer shall set aside and hold in trust for the Administrative Agent, for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and/or controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are actually received by the Servicer or the Seller or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 5.03 are satisfied on such date, the Servicer may (A) release to the Seller from Collections received on Seller Collateral the amount (if any) necessary to pay the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Transfer Agreement and (B) release to the Seller all or a portion of Collections received on Sold Assets or amounts disbursed to the Seller pursuant to Section 3.01(a)(vi) below in exchange for the Seller designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”). On each Settlement Date, so long as the Administrative Agent has not taken exclusive domain and control over the Collections Accounts pursuant to Section 8.03, the Servicer (or, following its assumption of exclusive dominion and control of the Collection Accounts, the Administrative Agent) shall distribute such Collections in the following order of priority:

(i) first, to the Servicer for the payment of all unpaid Servicing Fees accrued up to (but not including) such Settlement Date;

(ii) second, to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), (w) all unpaid Yield accrued on such Purchaser’s Capital up to (but not including) such Settlement Date, (x) all unpaid Fees accrued up to (but not including) such Settlement Date, (y) any indemnity payments under Section 4.02 due to such Purchaser and other Purchaser Party, and (z) any additional amounts or indemnified amounts payable under Sections 4.03 and 11.01 in respect of such payments;

(iii) third, as set forth in clause (A), (B) or (C) below, as applicable:

(A) prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Amount Deficit exists on such date, to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Amount Deficit to zero ($0);

(B) on and after the occurrence of the Termination Date, to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment in full of the aggregate outstanding Capital of such Purchaser at such time; or

(C) prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);

(iv) fourth, to the Secured Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Secured Parties;

(v) fifth, to the Originators (ratably, based on the amount due and owing at such time), any payments of principal or interest then due under the Subordinated Loans; and

(vi) sixth, the balance, if any, to be paid to the Seller for its own account.

Amounts payable pursuant to each of clauses first through fourth above shall be paid (at each level of priority) first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments at such level of priority in full, from Collections on Unsold Receivables and other Seller Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause sixth above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Sold Asset and the Seller Collateral.

(b) All payments or distributions to be made by the Servicer, the Seller and any other Person to any Purchaser Party (or its respective related Secured Parties), shall be paid or distributed to such Purchaser Party.

(c) If and to the extent the Administrative Agent or any other Secured Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Relief Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent or such other Secured Party, as the case may be, shall have a claim against the Seller for such amount.

(d) For the purposes of this Section 3.01:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or cancelled as a result of (A) any defective, rejected, returned, repossessed or foreclosed goods or services, (B) any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any Seller-Related Party or any Affiliate thereof or (C) any setoff, counterclaim or dispute between any Seller-Related Party or any Affiliate thereof, and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in an amount equal to the positive difference between (A) such Pool Receivable’s Outstanding Balance prior to such reduction and (B) its Outstanding Balance after such reduction, and the Seller shall within two (2) Business Days after such reduction or cancellation pay to a Collection Account or as otherwise directed by the Administrative Agent prior to such time, for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a), an amount equal to (x) if such reduction occurs prior to the Termination Date and no Event of Default or Potential Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such reduction and (II) an amount necessary to eliminate any Capital Coverage Amount Deficit that exists at such time and (y) if such reduction occurs on or after the Termination Date or at any time when an Event of Default or Potential Default has occurred and is continuing, the sum of all deemed Collections with respect to such reduction or cancellation (Collections deemed to have been received pursuant to this Section 3.01(d)(i) are hereinafter sometimes referred to as “Dilution”);

(ii) if (A) any representation or warranty in Section 6.01 is not true with respect to any Pool Receivable at the time made or (B) any Receivable included in any Pool Report as an Eligible Receivable or in any calculation of the Net Receivables Pool Balance as an Eligible Receivable fails to be an Eligible Receivable at the time of such inclusion, then, in either case, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable’s Outstanding Balance in full, and the Seller shall within two (2) Business Days pay to a Collection Account or as otherwise directed by the Administrative Agent at such time, for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a), an amount equal to (x) if such breach occurs prior to the Termination Date and no Event of Default or Potential Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such breach and (II) an amount necessary to eliminate any Capital Coverage Amount Deficit that exists at such time and (y) if such breach occurs on or after the Termination Date or at any time when an Event of Default or Potential Default has occurred and is continuing, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Sections 3.01(d)(i) and 3.01(d)(ii), including any Dilution, are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clauses (i) or (ii) above or otherwise required by applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables;

(iv) if and to the extent the Administrative Agent or any other Secured Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Relief Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof; and

(v) it is understood and agreed that the satisfaction of the obligations with respect to any Dilution of Deemed Collection as described above shall constitute the sole remedy respecting the circumstance or breach giving rise to such action available to the Administrative Agent or any Secured Party except for any of the Administrative Agent’s rights to indemnification pursuant to Sections 11.02 and 11.03 hereof.

SECTION 3.02 Payments and Computations, Etc. (a) All amounts to be paid by the Seller or the Servicer to any Secured Party hereunder shall be paid no later than 12:00 p.m. Eastern Time on the day when due in same day funds to the applicable party to which such amounts are due.

(b) Each of the Seller and the Servicer shall, to the extent permitted by applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand.

(c) Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 3.03 Sharing of Payments by Purchasers. If any Purchaser shall, by exercising any right of setoff, counterclaim or banker’s lien or any other right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Investments or Capital or other obligations hereunder resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of its Capital and accrued Yield thereon or other such obligations greater than the pro-rata share of the amount such Purchaser is entitled thereto, then the Purchaser receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Investments (and related Capital) and such other obligations of the other Purchasers, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of Capital of and accrued Yield on their respective Investments and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Purchaser or the holder making such purchase; and

(ii) the provisions of this Section 3.03 shall not be construed to apply to (x) any payment made by the Seller-Related Parties pursuant to and in accordance with the express terms of the Transaction Documents (including the application of funds arising from the existence of a Defaulting Purchaser) or (y) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Capital.

Each Seller-Related Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against each Seller-Related Party rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of each Seller-Related Party in the amount of such participation.

SECTION 3.04 Administrative Agent’s Clawback.

(a) Funding by Purchasers; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Purchaser, prior to the proposed date of any Investment, that such Purchaser will not make available to the Administrative Agent such Purchaser’s share of such Investment, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with Section 2.02. In such event, if a Purchaser has not in fact made its share of the applicable Investment available to the Administrative Agent, then the applicable Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Purchaser, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Seller, the Yield Rate applicable to Base Rate Capitals. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. If such Purchaser pays its share of the applicable Investment to the Administrative Agent, then the amount so paid shall constitute such Purchaser’s share included in such Investment. Any payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Seller; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of the Purchasers hereunder that the Seller will not make such payment, the Administrative Agent may assume that the Seller has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Seller has not in fact made such payment, then each of the Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE IV

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 4.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Purchaser;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Purchaser or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Investments made by such Purchaser or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Purchaser or such other Recipient of making, converting to, continuing or maintaining any Investment or of maintaining its obligation to make any such Investment, or to reduce the amount of any sum received or receivable by such Purchaser or other Recipient hereunder (whether of Capital, principal, interest, Yield or any other amount) then, upon request of such Purchaser or other Recipient, the Seller will pay to such Purchaser or other Recipient, as the case may be, such additional amount or amounts as will compensate such Purchaser or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-based yield or interest rate to add (or otherwise account for) such reserve percentage.

(b) Capital Requirements. If any Purchaser determines that any Change in Law affecting such Purchaser or any Lending Office of such Purchaser or such Purchaser’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Purchaser’s capital or on the capital of such Purchaser’s holding company, if any, as a consequence of this Agreement, the Commitments of such Purchaser or the Investments made by such Purchaser, to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy), then from time to time the Seller will pay to such Purchaser such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Purchaser setting forth the amount or amounts necessary to compensate such Purchaser or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller shall be conclusive absent manifest error. The Seller shall pay such Purchaser the amount shown as due on any such certificate on the first Settlement Date occurring ten (10) or more days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Purchaser to demand compensation pursuant to this Section shall not constitute a waiver of such Purchaser’s right to demand such compensation, provided that the Seller shall not be required to compensate a Purchaser pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Purchaser notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Purchaser’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.02 Indemnity for Funding Losses. In addition to the compensation or payments required by Section 4.01 or Section 4.03, the Seller shall indemnify each Purchaser against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Capital, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Purchaser sustains or incurs as a consequence of any:

(a) payment, prepayment, conversion or renewal of any Capital to which the Term SOFR Rate applies on a day other than a Monthly Settlement Date (whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due);

(b) attempt by the Seller to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Investment Request or notice relating to prepayments under Section 2.02(d) or failure by the Seller (for a reason other than the failure of such Purchaser to fund an Investment) to prepay, borrow, continue or convert any Capital on the date or in the amount notified by the Seller; or

(c) any assignment of Capital then accruing Yield based on the Term SOFR Rate on a day other than the last day of the Yield Period therefor as a result of a request by the Seller pursuant to Section 4.04.

If any Purchaser sustains or incurs any such loss or expense, it shall from time to time notify the Seller of the amount determined in good faith by such Purchaser (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Purchaser shall deem reasonable) to be necessary to indemnify such Purchaser for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Seller to such Purchaser on the first Settlement Date occurring after such notice is given or, if such amount is payable due to clause (a) or (c) above, then on the date of such payment, prepayment, conversion, renewal or assignment so long as such notice has been given on or prior to such date.

SECTION 4.03 Taxes.

(a) [Reserved].

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Official Body in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(d) Indemnification by the Seller. The Seller shall indemnify each Recipient, on the next Settlement Date occurring ten (10) or more days after demand therefor, for the full amount of any (i) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body and (ii) Taxes that arise because an Investment or any Capital is not treated consistently with the Intended Tax Treatment (such indemnification will include any U.S. federal, state or local income and franchise Taxes necessary to make such Recipient whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (ii) and any reasonable expenses arising out of, relating to, or resulting from the foregoing). A certificate as to the amount of such payment or liability delivered to the Seller by a Purchaser (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Purchaser, shall be conclusive absent manifest error.

(e) Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser (but only to the extent that the Seller-Related Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of any Seller-Related Party to do so), (ii) any Taxes attributable to such Purchaser’s failure to comply with the provisions of Section 12.06(a) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by the Administrative Agent in connection with any

Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Transaction Document or otherwise payable by the Administrative Agent to the Purchaser from any other source against any amount due to the Administrative Agent under this Section 4.03(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to an Official Body pursuant to this Section 4.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Purchasers.

(i) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.03(g)(ii)(1), 4.03(g)(ii)(2) and 4.03(g)(ii)(4)) shall not be required if, in the Purchaser’s reasonable judgment, such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii) Without limiting the generality of the foregoing, in the event that the Seller is a U.S. Person:

(1) any Purchaser that is a U.S. Person shall deliver to the Seller and the Administrative Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;

(2) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Purchaser is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(IV) to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(3) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Purchaser under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.03 (including by the payment of additional amounts pursuant to this Section 4.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 4.03(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.03(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.03(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.03 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser, the termination of the Commitments and the repayment, satisfaction or discharge of all Seller Obligations.

SECTION 4.04 Replacement of a Purchaser. If any Purchaser requests compensation under Section 4.01, or if the Seller is required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Official Body for the account of any Purchaser pursuant to Section 4.03 and, in each case, such Purchaser has declined or is unable to designate a different lending office in accordance with Section 4.05, or if any Purchaser is a Defaulting Purchaser or a Non-Consenting Purchaser, then the Seller may, at its sole expense and effort, upon notice to such Purchaser and the Administrative Agent, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.01 or Section 4.03) and obligations under this Agreement and the related Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment); provided that:

(a) the Seller shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.06;

(b) such Purchaser shall have received payment of an amount equal to the outstanding Capital of its Investments, accrued Yield thereon, accrued Fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 4.02) from the assignee (to the extent of such outstanding Capital, principal and accrued interest, Yield and fees) or the Seller (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.01 or payments required to be made pursuant to Section 4.03, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Law; and

(e) in the case of any assignment resulting from a Purchaser becoming a Non-Consenting Purchaser, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Purchaser shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 4.04 may be effected pursuant to an Assignment and Assumption executed by the Seller, the Administrative Agent and the assignee and (y) the Purchaser required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Purchaser or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 4.05 Designation of a Different Lending Office. If any Purchaser requests compensation under Section 4.01, or the Seller is or will be required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Official Body for the account of any Purchaser pursuant to Section 4.03, then such Purchaser shall (at the request of the Seller) use reasonable efforts to designate a different Lending Office for funding or booking its Investments hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.03, as the case may be, in the future, and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 5.01 Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 5.02 Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) the Seller shall have delivered to the Administrative Agent and each Purchaser an Investment Request for such Investment, in accordance with Section 2.02(a);

(b) the Servicer shall have delivered to the Administrative Agent and each Purchaser all Pool Reports required to be delivered hereunder; and

(c) on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Potential Default has occurred and is continuing, and no Event of Default or Potential Default would result upon giving effect to such Investment;

(iii) no Capital Coverage Amount Deficit exists or would exist upon giving effect to such Investment;

(iv) immediately after giving effect to such Investment, no Purchaser’s aggregate outstanding Capital will exceed such Purchaser’s Commitment;

(v) the Termination Date has not occurred;

(vi) the Aggregate Capital equals or exceeds the Minimum Funding Threshold; and

(vii) the aggregate Outstanding Balance of all Sold Receivables does not exceed the Aggregate Capital.

SECTION 5.03 Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a) upon giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and indemnification payments under Section 4.02, in each case, through the date of such Release, (y) the amount of any Capital Coverage Amount Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release;

(b) the Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the Transfer Agreement; and

(c) on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i) the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii) no Event of Default or Potential Default has occurred and is continuing, and no Event of Default or Potential Default would result upon giving effect to such Release;

(iii) no Capital Coverage Amount Deficit exists or would exist upon giving effect to such Release; and

(iv) the Termination Date has not occurred.

(d) if the Administrative Agent has taken exclusive dominion and control of the Collection Accounts, the Seller shall have delivered to the Administrative Agent by not later than 2:00 p.m. (New York City time) on the date of such Release, a Daily Report with respect to the Pool Receivables with data as of the close of business on the immediately preceding Business Day.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01 Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on each day that an Investment or Release shall have occurred:

(a) Organization and Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Seller is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Seller (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Supporting Assets to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which the Seller is a party has been duly authorized, validly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution, delivery and performance and consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Supporting Assets pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any applicable Law.

(f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened in writing, against the Seller before any Official Body and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Official Body that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Supporting Assets by the Seller to the Administrative Agent, the ownership or acquisition by the Seller of any Pool Receivable or other Supporting Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. All authorizations, consents, orders and approvals of, or other actions by, any Official Body that are required to be obtained by the Seller in connection with the sale and/or grant of a security interest in the Supporting Assets to the Administrative Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect, except (i) for recordings and filings in connection with any Liens granted or to be granted under the Transaction Documents, (ii) those obtained or made on or prior to the Closing Date and (iii) where the failure to have such authorization, consent, order, approval, or action could not reasonably be expected to have a Material Adverse Effect.

(h) Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i) Solvency. Upon giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.

(j) Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Seller is located at its address for notices set forth in Schedule III hereto. The legal name of the Seller is “Centuri Special Purpose Entity, LLC”.

(k) Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l) No Material Adverse Effect. Since the date of formation of the Seller there has been no Material Adverse Effect with respect to the Seller.

(m) Accuracy of Information. All Pool Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document (as modified or supplemented by other information so furnished), taken together as a whole, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that (A) projections are as to future events and not to be viewed as facts, (B) projections are subject to significant uncertainties and contingencies, many of which are beyond the Seller-Related Parties’ control, and (C) no assurance can be given that any projections will be realized.

(n) Anti-Corruption Laws and International Trade Laws.

(i) None of the Seller-Related Parties, any Subsidiary thereof, or any of their respective directors, officers, or, to the knowledge of each Seller-Related Party, any of their agents, employees or affiliates acting on behalf of such Seller-Related Party in connection with or benefiting from the transactions contemplated hereby: (A) is a Sanctioned Person or currently the subject or target of any International Trade Laws, (B) is owned, controlled by, or is acting on behalf of a Sanctioned Person, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws by a governmental authority that enforces International Trade Laws or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, or in any Sanctioned Jurisdiction, or in any manner that would result in the violation of any International Trade Laws by any Person.

(ii) Each Seller-Related Party and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by such Seller-Related Party and its Subsidiaries and their respective directors, officers, employees, agents and controlled affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable International Trade Laws. No Supporting Asset constitutes Blocked Property.

(iii) Each Seller-Related Party and its Subsidiaries, each director, officer, and, to the knowledge of each Seller-Related Party, employee, agent and affiliate of such Seller-Related Party and each such Subsidiary, is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and applicable International Trade Laws.

(iv) No proceeds of any Investment have been used, directly or indirectly, by any Seller-Related Party, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Sections 7.01(v) or 7.02(o).

(o) [Reserved.]

(p) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Supporting Assets which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in any Supporting Assets.

(ii) The Pool Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii) The Seller owns and has good and marketable title to the Supporting Assets free and clear of any Adverse Claim of any Person.

(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed, or will be filed within five (5) days following the Closing Date, in the proper filing office in the appropriate jurisdictions under applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Seller pursuant to the Transfer Agreement and the Seller’s sale and grant of a security interest in the Supporting Assets to the Administrative Agent pursuant to this Agreement.

(v) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Supporting Assets except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering any Supporting Assets other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.

(vi) Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 6.01(p) shall be continuing and remain in full force and effect until the Final Payout Date.

(q) The Lock-Boxes and Collection Accounts.

(i) Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Ownership. Each Lock-Box and Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim.

(iii) Perfection. The Seller has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account.

(iv) Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Seller. Neither the Seller nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent and any Seller-Related Party as permitted under the terms of the related Account Control Agreement.

(r) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchaser Parties under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(s) Compliance with Law. The Seller has complied with all applicable Laws to which it or its properties may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(v) Taxes. The Seller has (i) timely filed any federal tax returns and other material tax returns required to be filed by it and (ii) paid, or caused to be paid, all material amounts of taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate action and as to which adequate reserves have been provided in accordance with GAAP.

(w) Tax Status. The Seller (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States. The Seller is not subject to material Taxes based on net income or gross receipts imposed by a state or local taxing authority.

(x) Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(y) Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(z) No Linked Accounts. There are no Linked Accounts with respect to any Collection Account.

(aa) Liquidity Coverage Ratio. The Seller has not, does not and will not during this Agreement issue any LCR Security. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Centuri Holdings for purposes of GAAP.

(bb) Beneficial Ownership Regulation. As of the Closing Date, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(cc) Plan Assets. None of the assets of any Seller-Related Party constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) and no Seller-Related Party is subject to any applicable law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by the transactions contemplated by this Agreement or any other Transaction Documents.

(dd) ERISA.

(i) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws, except where a failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the knowledge of Seller, nothing has occurred which would prevent, or cause the loss of, such qualification. Seller and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(ii) Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (C) neither Seller nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither Seller nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (E) neither Seller nor any member of the ERISA Group has received notice that a Multiemployer Plan is insolvent; (F) neither Seller nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (G) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

(ee) Financial Statements. The Seller-Related Parties have delivered to the Administrative Agent copies of Centuri Holdings’ audited consolidated year-end balance sheet, statement of income or operations, shareholders’ equity and cash flows, for and as of the end of the fiscal year ended December 31, 2023. In addition, the Seller-Related Parties have delivered to the Administrative Agent (i) copies of Centuri Holdings’ unaudited consolidated interim balance sheet, statement of income or operations, shareholders’ equity and cash flows, for the fiscal year to date and as of the end of the fiscal quarter ended June 30, 2024 and (ii) unaudited consolidated balance sheets and the related consolidated statements of income and cash flows of Centuri Holdings and its Subsidiaries for each interim fiscal quarter ended after June 30, 2024 and at least 45 days prior to the Closing Date (all such annual and interim statements being collectively referred to as the “Statements”). The Statements (A) were compiled from the books and records maintained by Centuri Holdings’ management, (B) are correct and complete, (C) fairly represent, in all material respects, the consolidated financial condition of Centuri Holdings and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis, and (D) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis.

(ff) Permitted Receivables Transaction. The facility established by this Agreement and the other Transaction Documents constitutes a “Permitted Receivables Transaction” under and as defined in the First Lien Credit Agreement as in effect on the relevant date of determination, and such facility is permitted by the First Lien Credit Agreement.

SECTION 6.02 Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date and on each day that an Investment or Release shall have occurred:

(a) Organization and Good Standing. The Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada, with the power and authority under its organizational documents and under the laws of Nevada to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party has been duly authorized, validly executed and delivered by the Servicer and constitutes the legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance and consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement (including the First Lien Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened in writing, against the Servicer before any Official Body: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.

(g) Governmental Approvals. All authorizations, consents, orders and approvals of, or other actions by, any Official Body that are required to be obtained by the Servicer in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party and the consummation by the Servicer of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect, except where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Law. The Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under applicable Law in order to properly service the Pool Receivables and (iii) has complied with all applicable Laws in connection with servicing the Pool Receivables, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i) Accuracy of Information. All Pool Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document (as modified or supplemented by other information so furnished), taken together as a whole, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that (A) projections are as to future events and not to be viewed as facts, (B) projections are subject to significant uncertainties and contingencies, many of which are beyond the Seller-Related Parties’ control, and (C) no assurance can be given that any projections will be realized.

(j) Location of Records. The offices where the Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at the Servicer’s address for notices set forth in Schedule III.

(k) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable.

(l) Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m) Servicing Programs. No material license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n) Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o) Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including the Transfer Agreement) is true and correct in all material respects as of the date when made.

(p) No Material Adverse Effect. Since December 31, 2023 there has been no Material Adverse Effect on the Servicer.

(q) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r) Anti-Corruption Laws and International Trade Laws.

(i) None of the Servicer, any Subsidiary thereof, or any of their respective directors, officers, or, to the knowledge of the Servicer, any of their agents, employees or affiliates acting on behalf of the Servicer in connection with or benefiting from the transactions contemplated hereby: (A) is a Sanctioned Person or currently the subject or target of any International Trade Laws, (B) is owned, controlled by, or is acting on behalf of a Sanctioned Person, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws by a governmental authority that enforces International Trade Laws or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, or in any Sanctioned Jurisdiction, or in any manner that would result in the violation of any International Trade Laws by any Person.

(ii) The Servicer and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Servicer and its Subsidiaries and their respective directors, officers, employees, agents and controlled affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable International Trade Laws. No Supporting Asset constitutes Blocked Property.

(iii) The Servicer and its Subsidiaries, each director, officer, and, to the knowledge of the Servicer, employee, agent and affiliate of the Servicer and each such Subsidiary, is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and applicable International Trade Laws.

(iv) No proceeds of any Investment have been used, directly or indirectly, by the Servicer, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Sections 7.01(v) or 7.02(o).

(s) [Reserved.]

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u) Taxes. The Servicer has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than (x) taxes, assessments and other governmental charges being contested in good faith by appropriate action and as to which adequate reserves have been provided in accordance with GAAP or (y) where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v) No Linked Accounts. There are no Linked Accounts with respect to any Collection Account.

(w) Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x) ERISA.

(i) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws, except where a failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the knowledge of Servicer, nothing has occurred which would prevent, or cause the loss of, such qualification. Servicer and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(ii) Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (C) neither Servicer nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither Servicer nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (E) neither Servicer nor any member of the ERISA Group has received notice that a Multiemployer Plan is insolvent; (F) neither Servicer nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (G) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

(y) Financial Statements. The Seller has delivered to the Administrative Agent copies of Centuri Holdings’ Statements. The Statements (A) were compiled from the books and records maintained by Centuri Holdings’ management, (B) are correct and complete, (C) fairly represent, in all material respects, the consolidated financial condition of Centuri Holdings and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis, and (D) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis.

(z) Permitted Receivables Transaction. The facility established by this Agreement and the other Transaction Documents constitutes a “Permitted Receivables Transaction” under and as defined in the First Lien Credit Agreement as in effect on the relevant date of determination, and such facility is permitted by the First Lien Credit Agreement.

ARTICLE VII

COVENANTS

SECTION 7.01 Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:

(a) Payment of Capital and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.

(b) Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Supporting Assets.

(c) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser:

(i) Annual Financial Statements of the Seller. Promptly upon completion and in no event later than ninety (90) days after the end of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by an Authorized Officer of the Seller (or of the Servicer on behalf of the Seller) that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.

(ii) Pool Reports.

(A) Not later than two Business Days before the related Monthly Settlement Date, a Monthly Report as of the most recently completed Fiscal Month.

(B) If (x) Centuri Group has a credit rating of either (1) B or lower from S&P, or (2) B1 or lower from Moody’s (or, in either case, does not have a credit rating from the applicable ratings agency), and (y) the Administrative Agent has provided written notice to the Seller, at least fifteen (15) Business Days prior to a Weekly Reporting Date, that a Weekly Report will be required, then, not later than the related Weekly Reporting Date, a Weekly Report as of the last Business Day of the preceding calendar week. Weekly Reports shall be required on each Weekly Reporting Date, following such notice from the Administrative Agent in accordance with and subject to this clause (B), unless and until the Administrative Agent (in its sole discretion) notifies the Seller in writing that such Weekly Reports will no longer be required.

(C) On each Business Day following the occurrence of an Event of Default, a Daily Report as of the close of business on the preceding Business Day.

(iii) Quarterly Financial Statements of Centuri Holdings. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year of Centuri Holdings (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2024), an unaudited consolidated balance sheet of Centuri Holdings and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the fiscal year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year and prepared by Centuri Holdings in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of Centuri Holdings or Centuri Group to present fairly in all material respects the financial condition of Centuri Holdings and its Subsidiaries on a consolidated basis as of their respective dates and the results of operations of Centuri Holdings and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(iv) Annual Financial Statements of Centuri Holdings. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Centuri Holdings (or, if earlier, on the date of any required public filing thereof), an audited consolidated balance sheet of Centuri Holdings and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income, retained earnings and cash flows including the notes thereto and a report containing management’s discussion and analysis of such financial statements, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by Centuri Holdings and its Subsidiaries not in accordance with GAAP.

(v) Compliance Certificate. Concurrently with the financial statements furnished to the Administrative Agent and to the Purchasers pursuant to Sections 7.01(c)(iii) and 7.01(c)(iv), a certificate (each, a “Compliance Certificate”) of Centuri Group signed by the chief executive officer, chief financial officer, treasurer or controller of Centuri Group, in the form of Exhibit F.

(vi) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Purchaser may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 7.01(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Seller or an Affiliate thereof posts such documents, or provides a link thereto, on the Internet in the investors’ relations section of Centuri Holdings’ website; (ii) on which such documents are posted on Seller’s behalf on an Internet or intranet website, if any, to which each Purchaser and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are posted on the website of the SEC at http://www.sec.gov (or any successor website); provided that (A) upon request of the Administrative Agent or any Purchaser, the Seller or Servicer shall deliver paper copies of such documents to the Administrative Agent or such Purchaser until a written request to cease delivering paper copies is given by the Administrative Agent or such Purchaser, as applicable, and (B) the Seller or Servicer shall notify the Administrative Agent (by facsimile, electronic mail or otherwise) of the posting of any such documents under the foregoing clause (i) or (ii). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above and, in any event, shall have no responsibility to monitor compliance by the Seller or Servicer with any such request for delivery, and each Purchaser shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding the above, if any report, certificate or other information required under this Section is due on a day that is not a Business Day, then such report, certificate or other information shall be required to be delivered on the first day after such day that is a Business Day.

(d) Notices. The Seller (or the Servicer on its behalf) will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after, unless otherwise specified below) an Authorized Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Potential Defaults. A statement of an Authorized Officer of the Seller setting forth details of any Event of Default or Potential Default that has occurred and is continuing and the action which the Seller proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Seller under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Seller, the Servicer, the Performance Guarantor or any Originator, which with respect to any Person other than the Seller, could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon any Supporting Assets, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name/Organization Changes. At least ten (10) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any Seller-Related Party, (B) any accounting policy of the Seller or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) Transfer Termination Event. The occurrence of any Transfer Termination Event.

(viii) Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial condition of Centuri Group and its Subsidiaries, taken as a whole.

(ix) ERISA Event. Promptly after the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Seller-Related Parties propose to take with respect thereto.

(e) Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted in all material respects and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f) Compliance with Laws. The Seller will comply with all applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g) Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Administrative Agent and each of the Purchasers from time to time such information with respect to the Pool Receivables and the other Supporting Assets as the Administrative Agent or any Purchaser may reasonably request. The Seller will, at the Seller’s expense, during regular business hours with prior reasonable written notice, (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Supporting Assets, (B) visit the offices and properties of the Seller for the purpose of examining such books and records, and (C) discuss matters relating to the Pool Receivables, the other Supporting Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller (provided that representatives of the Seller are present during such discussions) having knowledge of such matters, provided, that, so long as no Event of Default has occurred and is continuing, no more than two (2) such visits in any fiscal year shall be permitted, and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior reasonable written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Supporting Assets; provided, that the Administrative Agent and the Purchasers shall not exercise any such rights under this Section 7.01(g) more often than one (1) time during any twelve-month period at the Seller’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Purchaser may do any of the foregoing at the expense of the Seller at any time without advance notice. The inspection rights under this Section 7.01(g) shall be conducted concurrently with similar inspection rights with respect to the Servicer and under the Transfer Agreement with respect to any Originators.

(h) Payments on Receivables, Collection Accounts. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Seller (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Seller shall not deposit or direct any Person to deposit any funds other than Collections on Pool Receivables and other Supporting Assets (or funds returned to the applicable account in respect of returned checks, chargebacks for insufficient funds and similar customary settlement items) to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Seller (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Seller will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Purchaser or any other Secured Party is entitled, with any other funds. The Seller shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Collection Account Bank. The Seller shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent. The Seller shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Seller.

(i) Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including the filing of any financing statement authorized or deemed authorized by the Seller under applicable Law) or with respect to, any Pool Receivable or other Supporting Assets, or assign any right to receive income in respect thereof.

(j) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely perform in all material respects and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely comply with the Credit and Collection Policy in all material respects with regard to each Pool Receivable and the related Contract.

(k) Change in Credit and Collection Policy. The Seller will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent, except for any changes that could not reasonably be expected to materially and adversely affect the collectibility, value or enforceability of the Pool Receivables, taken as a whole.

(l) Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent and the Required Purchasers, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, (ii) undertake any LLC Division or any other division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Law or (iii) to be directly owned by any Person other than an Originator. The Seller shall not, without the prior written consent of the Administrative Agent and the Required Purchasers, make any change in the Seller’s name, identity, corporate structure or location or make any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.

(m) Books and Records. The Seller shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(n) Identifying of Records. The Seller shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend.

(o) Change in Payment Instructions to Obligors. The Seller shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(p) Security Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected ownership or security interest in the Supporting Assets, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Pool Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q) Certain Agreements. Without the prior written consent of the Administrative Agent and the Required Purchasers, the Seller will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Manager” (as such term is used in the Seller’s certificate of formation and limited liability company agreement).

(r) Restricted Payments.

(i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Indebtedness, (D) lend or advance any funds or (E) repay any loans or advances (including any Subordinated Loan) to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Payments of principal and interest on any Subordinated Loan may be made on each Settlement Date pursuant to Section 3.01(a)(v) to the extent funds are available therefor in accordance with the priorities for payment set forth in Section 3.01(a). In addition, on any Settlement Date solely from amounts paid to the Seller for its own account pursuant to Section 3.01(a)(vi) after all payments and allocations required to be made pursuant to Section 3.01(a) have been made on such Settlement Date, the Seller may declare and pay dividends to NPL Construction Co., repay any Subordinated Loan or pay interest accrued on any Subordinated Loan, in each case, only so long as no Event of Default or Potential Default has occurred and is continuing or would result therefrom; provided, however, that the Seller shall not declare or pay any dividends to NPL Construction Co. if the Seller’s Net Worth would be less than the Required Capital Amount immediately after giving effect to such dividend.

(s) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Indebtedness of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Loans or (iii) form any Subsidiary or make any investments in any other Person.

(t) Use of Collections Available to the Seller. The Seller shall apply Collections available to the Seller to make payments in accordance with Section 3.01(a) or as otherwise permitted under the terms of this Agreement.

(u) Further Assurances; Change in Name or Jurisdiction of Origination, etc.(i) The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this

Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrative Agent, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(i) The Seller authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Supporting Assets without the signature of the Seller.

(ii) The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iii) The Seller will not change its name, location, identity or corporate structure unless (x) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(v) Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws; International Trade Laws. The Seller shall, and shall cause each other Seller-Related Party to:

(i) (A) notify each Purchaser Party in writing upon the occurrence of a Reportable Compliance Event promptly upon (but in no event later than five (5) Business Days after) an Authorized Officer or other officer learning of the occurrence thereof and (B) conduct its business in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and applicable International Trade Laws;

(ii) Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by each Seller-Related Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable International Trade Laws;

(iii) not use, and each Seller-Related Party shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not (A) become a Sanctioned Person or (B) use, the proceeds of any Investment (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Jurisdiction or (iii) in any manner that would result in the violation of any International Trade Laws applicable to any party hereto;

(iv) not repay any Seller Obligations with Blocked Property or funds derived from any unlawful activity; and

(v) not permit any Supporting Assets to become Blocked Property.

(w) Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.

(x) Taxes. The Seller will (i) timely file any federal tax returns and other material tax returns required to be filed by it and (ii) pay, or cause to be paid, all material amounts of taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate action and as to which adequate reserves have been provided in accordance with GAAP.

(y) Seller’s Tax Status. The Seller will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. The Seller shall not (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is wholly owned by a “United States person” within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes, (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, (iii) become subject to any Tax in any jurisdiction outside the United States or (iv) become subject to any material tax based on net income or gross receipts imposed by a state or local taxing authority.

(z) Minimum Funding Threshold. The Seller shall cause the Aggregate Capital to equal or exceed the Minimum Funding Threshold at all times unless and until the Termination Date occurs.

(aa) Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.

(bb) Beneficial Ownership Regulation and Other Additional Information. The Seller shall provide to the Administrative Agent and the Purchasers: (i) promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under the Beneficial Ownership Regulation, the Seller shall execute and deliver to the Administrative Agent and the Purchasers a certification of the Seller as to its beneficial owner(s) complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrative Agent and the Purchasers; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Purchaser from time to time for purposes of compliance by the Administrative Agent or such Purchaser with applicable Laws (including the USA PATRIOT Act and other “know your customer” and Anti-Money Laundering Laws), and any policy or procedure implemented by the Administrative Agent or such Purchaser to comply therewith.

(cc) Linked Accounts. The Seller shall not permit any Linked Account to exist with respect to any Collection Account.

SECTION 7.02 Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a) Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Nevada. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Purchaser each of the financial statements, certifications, reports (including Pool Reports), filings and other documents and information required to be delivered by the Seller pursuant to Section 7.01(c) when due to be delivered by the Seller thereunder.

(c) Notices. The Servicer will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than five (5) Business Days after, unless otherwise specified below) an Authorized Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Events of Default or Potential Defaults. A statement of an Authorized Officer of the Servicer setting forth details of any Event of Default or Potential Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to the Seller, the Servicer, the Performance Guarantor or any Originator which could reasonably be expected to have a Material Adverse Effect.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Supporting Assets or any portion thereof, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) Name/Organization Changes. At least ten (10) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi) Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any Seller-Related Party, (B) any accounting policy of the Seller or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii) Transfer Termination Event. The occurrence of any Transfer Termination Event.

(viii) Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial condition of Centuri Group and its Subsidiaries, taken as a whole.

(ix) ERISA Event. Promptly after the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Seller-Related Parties propose to take with respect thereto.

(d) Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(e) Compliance with Laws. The Servicer will comply with all applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(f) Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Purchaser from time to time such information with respect to the Pool Receivables and the other Supporting Assets as the Administrative Agent or any Purchaser may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior reasonable written notice, (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Supporting Assets, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records, and (C) discuss matters relating to the Pool Receivables, the other Supporting Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters, provided, that, so long as no Event of Default has occurred and is continuing, no more than two (2) such visits in any fiscal year shall be permitted, and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior reasonable written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Supporting Assets; provided, that the Administrative Agent and the Purchasers shall not exercise any such rights under this Section 7.02(f) more often than one (1) time during any twelve-month period at the Servicer’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Purchaser may do any of the foregoing at the expense of the Servicer at any time without advance notice. The inspection rights under this Section 7.02(f) shall be conducted concurrently with similar inspection rights with respect to the Seller and under the Transfer Agreement with respect to any Originators.

(g) Payments on Receivables, Collection Accounts. The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Servicer will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Servicer shall not deposit or direct any Person to deposit any funds other than Collections on Pool Receivables and other Supporting Assets (or funds returned to the applicable account in respect of returned checks, chargebacks for insufficient funds and similar customary settlement items) to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Seller, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Purchaser or any other Secured Party is entitled, with any other funds. The Servicer shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance reasonably acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent. The Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Seller.

(h) Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely perform in all material respects and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely comply with the Credit and Collection Policy in all material respects with regard to each Pool Receivable and the related Contract.

(i) Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent, except for any changes that could not reasonably be expected to materially and adversely affect the collectibility, value or enforceability of the Pool Receivables, taken as a whole.

(j) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(k) Identifying of Records. The Servicer shall cause its master data processing records relating to Pool Receivables and related Contracts to clearly and unambiguously indicate that the Pool Receivables have been sold or contributed by the Originators to the Seller and sold or pledged by the Seller pursuant this Agreement.

(l) Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing.

(m) Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected ownership or security interest in the Supporting Assets, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Pool Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the

Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(n) Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(o) Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws; International Trade Laws. The Servicer shall, and shall cause each other Seller-Related Party to:

(i) (A) notify each Purchaser Party in writing upon the occurrence of a Reportable Compliance Event promptly upon (but in no event later than five (5) Business Days after) an Authorized Officer or other officer learning of the occurrence thereof and (B) conduct its business in compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and applicable International Trade Laws;

(ii) Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by each Seller-Related Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable International Trade Laws;

(iii) not use, and each Seller-Related Party shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not (A) become a Sanctioned Person or (B) use, the proceeds of any Investment (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Jurisdiction or (iii) in any manner that would result in the violation of any International Trade Laws applicable to any party hereto;

(iv) not repay any Seller Obligations with Blocked Property or funds derived from any unlawful activity; and

(v) not permit any Supporting Assets to become Blocked Property.

(p) Taxes. The Servicer will (i) timely file all federal, state, and other material tax returns required to be filed by it and (ii) pay, or cause to be paid, all federal, state, and other material taxes, assessments and other governmental charges, if any, other than (x) taxes, assessments and other governmental charges being contested in good faith by appropriate action and as to which adequate reserves have been provided in accordance with GAAP or (y) where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Seller’s Tax Status. The Servicer shall not take or cause any action to be taken that could result in the Seller (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes, (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, (iii) being subject to any Tax in any jurisdiction outside the United States or (iv) being subject to any material tax based on net income or gross receipts imposed by a state or local taxing authority.

(r) Linked Accounts. The Servicer shall not permit any Linked Account to exist with respect to any Collection Account.

SECTION 7.03 Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Purchaser Parties are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from each other Seller-Related Party and their Affiliates. Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by any Purchaser Party to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of each other Seller-Related Party and any other Person, and is not a division of any other Seller-Related Party or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a) Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its limited liability company agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Supporting Assets, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b) No Other Business or Indebtedness. The Seller shall not (i) engage in any business or activity except as set forth in this Agreement or (ii) incur any Indebtedness other than as expressly permitted by the Transaction Documents.

(c) Independent Manager. Not fewer than one member of the Seller’s board of directors (the “Independent Manager”) shall be a natural person who (i) has never been, and shall at no time be, an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Manager of the Seller or an independent director or independent manager of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (ii) is not a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Manager of the Seller or an independent director or independent manager of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) is not any member of the immediate family of a person described in (i) or (ii) above, and (iv) has (x) prior experience as an independent director or independent manager for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” means (i) each Seller-Related Party, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the membership interests in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Manager of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager, or the failure of such Independent Manager to satisfy the criteria for an Independent Manager set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Manager satisfies the criteria for an Independent Manager set forth in this clause (c).

The Seller’s limited liability company agreement shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

The Independent Manager shall not at any time serve as a trustee in bankruptcy for any Seller-Related Party or any of their respective Affiliates.

(d) Organizational Documents. The Seller shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including Section 7.01(p).

(e) Conduct of Business. The Seller shall conduct its affairs in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including payroll and intercompany transaction accounts.

(f) Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(g) Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h) Operating Expenses. The Seller’s operating expenses will not be paid by any Seller-Related Party or any Affiliate thereof.

(i) Stationery. The Seller will have its own separate stationery.

(j) Books and Records. The Seller’s books and records will be maintained separately from those of any other Seller-Related Party and any of their Affiliates (other than the records of the Servicer with respect to its activities for the Seller) and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.

(k) Disclosure of Transactions. All financial statements of any Seller-Related Party or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of any other Seller-Related Party or any Affiliate thereof.

(l) Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Seller-Related Party or any Affiliates thereof.

(m) Corporate Formalities. The Seller will observe limited liability company formalities in its dealings with any other Seller-Related Party or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of any other Seller-Related Party or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which any other Seller-Related Party or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of any other Seller-Related Party or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.

(n) Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with any other Seller-Related Party and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor any other Seller-Related Party or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller-Related Parties and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o) Allocation of Overhead. To the extent that the Seller, on the one hand, and any other Seller-Related Party or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 8.01 Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Administrative Agent gives notice to Centuri Group (in accordance with this Section 8.01) of the designation of a new Servicer, Centuri Group is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Required Purchasers) and shall (at the direction of the Required Purchasers) designate as Servicer any Person (including itself) to succeed Centuri Group or any successor Servicer, on such terms and conditions as the Administrative Agent may agree in its discretion.

(b) Upon the designation of a successor Servicer as set forth in clause (a) above, Centuri Group agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Centuri Group shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c) Centuri Group acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Purchaser have relied on Centuri Group’s agreement to act as Servicer hereunder. Accordingly, Centuri Group agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Required Purchasers.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not a Subsidiary of Centuri Group, the Administrative Agent and the Required Purchasers shall have consented in writing in advance to such delegation.

SECTION 8.02 Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable Laws in all material respects, with reasonable care and diligence, and in accordance with the Credit and Collection Policy in all material respects. The Servicer shall set aside, for the accounts of each Purchaser Party, the amount of Collections it or its Affiliates actually receive to which each such Purchaser Party is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document in any material respect and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Purchaser Party), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Centuri Group or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Centuri Group or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 8.03 Collection Account Arrangements.

(a) Prior to the Closing Date, the Seller shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default or Liquidity Event, the Administrative Agent may (with the consent of the Required Purchasers) and shall (upon the direction of the Required Purchasers) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (i) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (ii) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (iii) to take any or all other actions permitted under the applicable Account Control Agreement; provided, that unless an Event of Default shall have occurred and be continuing, (x) the Administrative Agent shall give the Seller five (5) Business Days’ prior written notice of its intention to take exclusive control of the Collection Accounts before the Seller’s access to any Collection Account shall be terminated and (y) any funds received in the Collection Account shall be swept daily (or as soon as otherwise practicable) to the Cash Dominion Administration Account (or, if not yet established, such other deposit account designated by the Administrative Agent). The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.

(b) If the Administrative Agent shall deliver notice of its intent to take exclusive control of the Collection Accounts pursuant to clause (a) above, the Seller, the Servicer and the Administrative Agent shall cause the Cash Dominion Administration Account to be established at PNC and subject to an Account Control Agreement. The Administrative Agent shall have exclusive dominion and control (for the benefit of the Secured Parties) over each Cash Dominion Administration Account and the funds deposited therein, and none of the Seller, the Servicer or their Affiliates shall have any rights to access or direct the disposition of any funds therein. Funds on deposit in the Cash Dominion Administration Account shall be applied by the Administrative Agent for the repayment of the Seller Obligations in accordance with the priority of payments set forth in Section 3.01(a). Amounts, if any, on deposit in the Cash Dominion Administration Account on the Final Payout Date shall be remitted by the Administrative Agent to the Seller.

(c) On any Business Day after the Administrative Agent has taken exclusive dominion and control of the Collection Accounts, so long as each of the conditions precedent set forth in Section 5.03 are satisfied (as reasonably determined by the Administrative Agent), the Administrative Agent shall release to the Seller from Collections on deposit in the Cash Dominion Administration Account an amount equal to the Maximum Release Amount on such day. The proceeds of each Release shall be applied by the Seller to pay (x) the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Transfer Agreement, (y) any accrued and unpaid Servicing Fees owing to Servicer or (z) amounts owing by the Seller to the Originators under the Subordinated Loans. The Seller shall notify the Administrative Agent if any of the conditions for a Release set forth in Section 5.03 are not satisfied on such day. If the Administrative Agent has not taken exclusive dominion and control of the Collection Accounts, any Releases shall be made in accordance with Section 3.01(a).

SECTION 8.04 Enforcement Rights.

(a) At any time following the occurrence and during the continuation of an Event of Default:

(i) the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii) the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii) the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

(iv) the Administrative Agent may notify the Collection Account Banks that the Seller and the Servicer will no longer have any access to the Collection Accounts;

(v) the Administrative Agent may (or, at the direction of the Required Purchasers shall) replace the Person then acting as Servicer; and

(vi) the Administrative Agent may collect any amounts due from an Originator under the Transfer Agreement or the Performance Guarantor under the Performance Guaranty.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent during the continuance of an Event of Default are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b) The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Supporting Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Supporting Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c) The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Supporting Assets, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Supporting Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 8.05 Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall perform in all material respects its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations. None of the Purchaser Parties shall have any obligation or liability with respect to any Supporting Assets, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.

(b) Centuri Group hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Centuri Group shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Centuri Group conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to Centuri Group its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 3.01(a)).

SECTION 8.06 Servicing Fee.

(a) Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to the product of the Servicing Fee Rate multiplied by the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01(a).

(b) If the Servicer ceases to be Centuri Group or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount agreed between the Administrative Agent and the successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01 Events of Default. An “Event of Default” means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of applicable Law):

(a) any Seller-Related Party shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) consecutive Business Days;

(b) any Seller-Related Party shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document to be performed or observed by such Seller-Related Party (other than any such failure which would constitute an Event of Default under any other paragraph, clause or sub-clause of this Section 9.01), and such failure continues for thirty (30) consecutive days after notice thereof by the Administrative Agent to such Seller-Related Party;

(c) any representation or warranty made or deemed made by any Seller-Related Party (or any of its respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by any Seller-Related Party pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and such misrepresentation, solely to the extent capable of being cured, shall continue for five (5) consecutive days; provided, that, for the avoidance of doubt, if there is a breach of any representation or warranty in Section 6.01 with respect to a Pool Receivable, such misrepresentation shall not result in an Event of Default if the Seller has made the required payment of Deemed Collections with respect to such Pool Receivable in accordance with Section 3.01(d) hereof;

(d) the Seller or the Servicer shall fail to deliver any Pool Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) consecutive Business Days;

(e) Centuri Group shall resign, or shall take any material action in furtherance of resigning, from its role or obligations as Servicer hereunder;

(f) the Seller or the Servicer shall breach Section 6.01(n), 6.02(r), 7.01(v) or 7.02(o);

(g) this Agreement or any sale made or security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected ownership or security interest in favor of the Administrative Agent with respect to the Supporting Assets, free and clear of any Adverse Claim;

(h) any of (i) a Relief Proceeding shall have been instituted against any Seller-Related Party or a substantial part of the assets of any Seller-Related Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Seller-Related Party institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any Seller-Related Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Seller-Related Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy;

(i) (A) the average of the Default Ratios for any three consecutive Fiscal Months shall exceed 1.00%, (B) the average of the Delinquency Ratios for any three consecutive Fiscal Months shall exceed 6.00%, (C) the average of the Dilution Ratios for any three consecutive Fiscal Months shall exceed 3.00%, or (D) the average of the Days’ Sales Outstanding for any three consecutive Fiscal Months shall exceed 75 days;

(j) a Change in Control shall occur;

(k) a Capital Coverage Amount Deficit shall occur and shall not have been cured within two (2) Business Days;

(l) (i) the Seller shall fail to pay any principal of or premium or interest on any of its Indebtedness in a principal amount of at least $18,600 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Indebtedness (whether or not such failure shall have been waived under the related agreement) or (ii) the Seller shall fail to observe or perform any other agreement or condition (beyond the applicable grace period with respect thereto, if any) relating to any of its Indebtedness, or any other event shall occur, the effect of which failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

(m) any of the Seller-Related Parties (other than the Seller) or any of their respective Subsidiaries (other than the Seller), individually or in the aggregate, (i) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an outstanding aggregate principal amount of not less than the Threshold Amount, or (ii)

fails to observe or perform any other agreement or condition (beyond the applicable grace period with respect thereto, if any) relating to any Indebtedness having an outstanding aggregate principal amount of not less than the Threshold Amount, or any other event occurs, the effect of which default or other event described in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

(n) any “Event of Default” shall occur under and as defined in the First Lien Credit Agreement;

(o) the Seller shall fail (x) at any time (other than for ten (10) consecutive Business Days following notice of the death or resignation of any Independent Manager) to have an Independent Manager who satisfies each requirement and qualification specified in Section 7.03(c) for Independent Managers, on the Seller’s board of directors or (y) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Manager on the Seller’s board of directors as required pursuant to Section 7.03(c);

(p) either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any Seller-Related Party or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of any Seller-Related Party and, with respect to any Seller-Related Party other than the Seller, such lien could reasonably be likely to result in a Material Adverse Effect;

(q) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Seller or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that could reasonably be expected to have a Material Adverse Effect, or Seller or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability could reasonably be expected to have a Material Adverse Effect;

(r) a Transfer Termination Event shall occur;

(s) the Seller shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volcker Rule;

(t) any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any Seller-Related Party (or any controlled Affiliate thereof) shall so state in writing;

(u) a Financial Maintenance Covenant Breach shall occur;

(v) one or more judgments or decrees shall be entered against any Seller-Related Party or any Subsidiary thereof involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments equals or exceeds the Threshold Amount (or solely with respect to the Seller, $18,600); or

(w) the assets of any Seller-Related Party are deemed to constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) or any Seller-Related Party is or becomes subject to any applicable law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and that would be violated by the transactions contemplated by this Agreement or any other Transaction Document.

SECTION 9.02 Consequences of an Event of Default.

(a) Generally. If any Event of Default occurs, the Administrative Agent may (or, at the direction of the Required Purchasers shall) by notice to the Seller:

(i) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred)

(ii) declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred); or

(iii) declare the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations shall be immediately due and payable);

provided that, automatically and immediately (without any requirement for the giving of notice) upon the occurrence of any Event of Default described in Section 9.01(h) with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations shall be immediately due and payable.

Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other applicable Law, which rights and remedies shall be cumulative.

(b) Set-off. If an Event of Default shall have occurred and be continuing, each Purchaser and each of their respective Affiliates and any participant of such Purchaser or Affiliate which has agreed in writing to be bound by the provisions of Section 3.03, after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Purchaser or any such Affiliate or participant to or for the credit or the account of the Seller against any and all of the Seller Obligations now or hereafter existing under this Agreement or any other Transaction

Document to such Purchaser, Affiliate or participant, irrespective of whether or not such Purchaser, Affiliate or participant shall have made any demand under this Agreement or any other Transaction Document and although such Seller Obligations may be contingent or unmatured or are owed to a branch or office of such Purchaser different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Purchaser shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.06 and, pending such payment, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Purchasers, and (y) the Defaulting Purchaser shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Seller Obligations owing to such Defaulting Purchaser as to which it exercised such right of setoff. The rights of each Purchaser and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Purchaser or its respective Affiliates and participants may have. Each Purchaser agrees to notify the Seller and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Seller-Related Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Agreement for the benefit of all the Purchasers and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Transaction Documents, (ii) any Purchaser from exercising setoff rights in accordance with Section 9.02(b) (subject to the terms of Section 3.03), or (iii) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Seller-Related Party under any Relief Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Transaction Documents, then (A) the Required Purchasers shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 9.02(c), and (B) in addition to the matters specified in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.03), any Purchaser may, with the consent of the Required Purchasers, enforce any rights and remedies available to it and as authorized by the Required Purchasers.

(d) Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to Section 9.02 (or after the Seller Obligations have automatically become immediately due and payable as specified in the proviso to Section 9.02(a)) and until the Final Payout Date, any and all proceeds received on account of the Seller Obligations shall (subject to Sections 2.06) be applied in accordance with the order of priority set forth in Section 3.01(a).

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.01 Appointment and Authority. Each Purchaser Party hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Purchaser Parties, and the Seller-Related Parties shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.02 Rights as a Purchaser. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Administrative Agent, and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Seller-Related Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Purchasers.

SECTION 10.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the

Administrative Agent to liability or that is contrary to any Transaction Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Purchaser in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly specified herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Seller-Related Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01, 8.04 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by any Seller-Related Party or a Purchaser.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition precedent to an Investment, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Investment, that by its terms must be fulfilled to the satisfaction of a Purchaser Party, the Administrative Agent may presume that such condition is satisfactory to such Purchaser Party unless the Administrative Agent shall have received notice to the contrary from such Purchaser Party prior to the making of such Investment. The Administrative Agent may consult with legal counsel (who may be counsel for the Seller), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the financing or purchase facility contemplated hereby as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 10.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Purchaser Parties and the Seller. Upon receipt of any such notice of resignation, the Required Purchasers shall have the right, in consultation with the Seller (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Purchasers) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Purchaser Parties, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Purchaser. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Purchaser pursuant to clause (d) of the definition thereof, the Required Purchasers may, to the extent permitted by applicable Law, by notice in writing to the Seller and such Person remove such Person as Administrative Agent and, in consultation with the Seller, appoint a successor. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Purchasers) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Transaction Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Purchaser Party directly, until such time, if any, as the Required Purchasers appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. The fees payable by the Seller to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Seller and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of this Article X and Article XI shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 10.07 Non-Reliance on Administrative Agent and Other Purchasers. Each Purchaser Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder. Each Purchaser represents and warrants that (i) the Transaction Documents set forth the terms of a commercial lending or purchase facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans or providing other similar facilities in the ordinary course and is entering into this Agreement as a Purchaser for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Purchaser agrees not to assert a claim in contravention of the foregoing. Each Purchaser represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Purchaser, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding commercial loans or providing such other facilities.

SECTION 10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Transaction Documents, except in its capacity, as applicable, as the Administrative Agent or a Purchaser hereunder.

SECTION 10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Seller-Related Party, the Administrative Agent (irrespective of whether any Capital or other Seller Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Seller) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the Capital, principal, interest and Yield owing and unpaid in respect of any Investment and all other Seller Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchaser Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchaser Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Purchaser Parties and the Administrative Agent) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Purchaser Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent.

SECTION 10.10 Collateral and Guaranty Matters.

(a) Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion to release any Lien on any Supporting Assets or other property granted to or held by the Administrative Agent under any Transaction Document (x) upon the Final Payout Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Transaction Documents, or (z) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Purchasers.

Upon request by the Administrative Agent at any time, the Required Purchasers will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of Supporting Assets or other property pursuant to this Section.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Supporting Assets, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Seller-Related Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Supporting Assets.

SECTION 10.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Purchaser Party acknowledges and agrees that neither such Purchaser Party, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Purchaser Party’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law or any International Trade Law, including any programs involving any of the following items relating to or in connection with any of the Seller-Related Parties, their Affiliates or their agents, the Transaction Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other applicable Laws.

SECTION 10.12 Certain ERISA Matters.

(a) Each Purchaser (x) represents and warrants, as of the date such Person became a Purchaser party hereto, to, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a Purchaser party hereto, for the benefit of, the Administrative Agent and the Structuring Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Seller-Related Party, that at least one of the following is and will be true:

(i) such Purchaser is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Commitments and this Agreement,

(iii) (A) such Purchaser is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Purchaser to enter into, participate in, administer and perform the Investments, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Investments, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Purchaser, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Purchaser.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause(a) is true with respect to a Purchaser or (2) a Purchaser has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Purchaser further (x) represents and warrants, as of the date such Person became a Purchaser party hereto, and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a party hereto, for the benefit of, the Administrative Agent and the Structuring Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Seller-Related Party, that none of the Administrative Agent or the Structuring Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Purchaser involved in such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).

SECTION 10.13 Erroneous Payments.

(a) If the Administrative Agent notifies a Purchaser Party or other Secured Party, or any Person who has received funds on behalf of a Purchaser Party or other Secured Party (any Purchaser Party, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser Party, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of Capital, principal, interest, Yield, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Purchaser Party or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser Party or other Secured Party, or any Person who has received funds on behalf of a Purchaser Party or other Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of Capital, principal, interest, Yield, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser Party or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Purchaser Party or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.12(b).

(c) Each Purchaser Party or other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser Party or other Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser Party or other Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, (i) such Purchaser shall be deemed to have assigned its Investments (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Investments (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable

Commitments which shall survive as to such assigning Purchaser and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Investments subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Investments acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Investment (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Investment (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Purchaser or other Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Seller Obligations or any other obligations owed by any Seller-Related Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Seller-Related Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Seller Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XI

EXPENSES; INDEMNITY; DAMAGE WAIVER

SECTION 11.01 Costs and Expenses. The Seller shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including Attorney Costs) in connection with the syndication of the purchase or financing facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Purchaser Party (including Attorney Costs), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Transaction Documents, including its rights under this Section, or (B) in connection with the Investments made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Investment, and (iii) subject to the express provisions of this Agreement, all reasonable and documented out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Seller-Related Parties’ books, records and business properties.

SECTION 11.02 Indemnification by the Seller. Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the other Secured Parties and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the ownership or security interest in respect of any Pool Receivable or any other Supporting Assets; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted from (i) the gross negligence, bad faith or willful misconduct by the Seller Indemnified Party seeking indemnification or (ii) a breach in bad faith of such Seller Indemnified Party’s obligations hereunder or any other Transaction Document, and (b) Taxes (other than (x) Taxes enumerated in clause (xiv) below and (y) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 3.01(a)), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i) any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii) any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Pool Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(iii) the failure by the Seller to comply with any applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable Law;

(iv) the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Supporting Assets, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Pool Receivable and the other Supporting Assets and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;

(vi) any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii) any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii) any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix) the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;

(x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of any Investments or the proceeds thereof or in respect of any Pool Receivable or other Supporting Assets or any related Contract;

(xi) any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) any setoff with respect to any Pool Receivable;

(xiii) any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xiv) the failure by the Seller to pay when due any Taxes, including sales, excise or personal property taxes;

(xv) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xvi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvii) any action taken by the Administrative Agent as attorney-in-fact for any Seller-Related Party pursuant to this Agreement or any other Transaction Document;

(xviii) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xix) the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any “Settlement Item” (as defined in the related Account Control Agreement) that originated in any Linked Account or any other account other than a Collection Account;

(xx) the use of proceeds of any Investment; or

(xxi) any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

SECTION 11.03 Indemnification by the Servicer. The Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the other Secured Parties and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from (A) the gross negligence, bad faith or willful misconduct by the Servicer Indemnified Party seeking indemnification or (B) a breach in bad faith of such Servicer Indemnified Party’s obligations hereunder or any other Transaction Document, (ii) Taxes that are covered by Section 4.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i) any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Pool Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

(ii) the failure by the Servicer to comply with any applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable Law;

(iii) the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;

(iv) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(v) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(vi) the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any “Settlement Item” (as defined in the related Account Control Agreement) that originated in any Linked Account or any other account other than a Collection Account; or

(vii) any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document.

SECTION 11.04 Reimbursement by Purchasers. To the extent that the Seller or the Servicer for any reason fails to indefeasibly pay any amount required under Section 11.01, 11.02 or 11.03 (as the case may be) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of their respective Related Parties, each Purchaser severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the Purchasers’ respective Commitments at such time, or if all Commitments have been terminated, based on the Purchasers’ respective Capital at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Purchaser).

SECTION 11.05 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each of the Seller and the Servicer agrees not to assert, and hereby waives, any claim against any Secured Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Investment or the use of the proceeds thereof. No Secured Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Secured Party.

SECTION 11.06 Payments. All amounts due under this Article XI shall be payable not later than (i) in the case of such amounts due from the Seller, the first Settlement Date that occurs ten (10) or more days after demand therefor, or (ii) in any other case, ten (10) days after demand therefor.

SECTION 11.07 Survival. This Article XI and the parties’ respective rights and obligations hereunder shall survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Required Purchasers (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Purchaser:

(i) change (directly or indirectly) the definitions of, Capital Coverage Amount Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Capital Coverage Amount;

(ii) reduce the amount of Capital or Yield that is payable on account of any Investment or with respect to any other Investment or delay any scheduled date for payment thereof;

(iii) change any Event of Default;

(iv) release all or a material portion of the Supporting Assets from the Administrative Agent’s security interest created hereunder;

(v) release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi) change any of the provisions of this Section 12.01 or the definition of “Required Purchasers”; or

(vii) change the order of priority in which Collections are applied pursuant to Section 3.01(a).

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Purchaser’s Commitment hereunder without the consent of such Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any Purchaser or delay the dates on which any such Fees are payable, in either case, without the consent of such Purchaser, and (C) no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Purchasers or each affected Purchaser may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers), except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Defaulting Purchaser and (y) any waiver, amendment or modification requiring the consent of all Purchasers or each affected Purchaser that by its terms affects any Defaulting Purchaser disproportionately adversely relative to other affected Purchasers shall require the consent of such Defaulting Purchaser.

In addition, notwithstanding the foregoing, (a) with the consent of the Seller, the Administrative Agent may amend, modify or supplement this Agreement without the consent of any Purchaser or the Required Purchasers in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in this Agreement (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Purchasers taken as a whole), and (b) without the consent of any Purchaser or the Seller, within a reasonable time after (x) the effective date of any increase or addition to, extension of or decrease from, the Facility Limit, or (y) any assignment by any Purchaser of some or all of its Commitment, the Administrative Agent shall, and is hereby authorized to, revise Schedule I to reflect such change, whereupon such revised Schedule I shall replace the old Schedule I and become part of this Agreement.

SECTION 12.02 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any other Purchaser Party in exercising any right, power, remedy or privilege under this Agreement or any other Transaction Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the other Purchaser Parties specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Purchaser Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Transaction Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any other Purchaser Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

SECTION 12.03 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the relevant party as specified on Schedule III hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Electronic Communications. Notices and other communications to the Purchaser Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Seller may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each of the Seller and the Servicer agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Purchaser Parties by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Seller-Related Party, any Purchaser Party or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Seller-Related Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Seller-Related Party pursuant to any Transaction Document or the transactions contemplated therein which is distributed to the Administrative Agent or any other Purchaser Party by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 12.04 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Purchasers shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 12.05 Duration; Survival. All representations and warranties of the Seller-Related Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Final Payout Date. All covenants and agreements of the Seller-Related Parties contained herein relating to the payment of Capital, principal, interest, Yield, premiums, additional compensation or expenses and indemnification, or that are otherwise specified as surviving termination of this Agreement, in each case, shall survive the Final Payout Date and any termination of this Agreement. All other covenants and agreements of the Seller-Related Parties shall continue in full force and effect from and after the Closing Date and until the Final Payout Date

SECTION 12.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Seller nor any other Seller-Related Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Purchaser and no Purchaser may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Purchasers. Any Purchaser may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Investments at the time owing to it) to an Eligible Assignee; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Purchaser’s Commitment and the Investments at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Purchaser, an Affiliate of a Purchaser or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in clause (i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Investments outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding Capital of the Investments of the assigning Purchaser subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of such Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Seller otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Purchaser’s rights and obligations under this Agreement with respect to the Investment or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:

(1) the consent of the Seller (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Purchaser, an Affiliate of a Purchaser or an Approved Fund; provided that the Seller shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Purchaser with a Commitment, an Affiliate of such Purchaser or an Approved Fund with respect to such Purchaser.

(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. The assignee, if it is not a Purchaser, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Seller-Related Party or any Seller-Related Party’s Affiliates or Subsidiaries or (B) to any Defaulting Purchaser or any of its Subsidiaries, or any Person who, upon becoming a Purchaser hereunder, would constitute a Defaulting Purchaser or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Purchaser hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Seller and the Administrative Agent, the applicable pro rata share of Investments previously requested but not funded by the Defaulting Purchaser, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Purchaser to the Administrative Agent and each other Purchaser hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Investments. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Purchaser hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Purchaser for all purposes of this Agreement until such compliance occurs.

(viii) Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) below, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.04, Section 4.01, and Article 11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser. Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Seller, shall maintain at one of its offices in Pittsburgh, Pennsylvania a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the Commitments of, and outstanding Capital (and stated Yield or interest) of the Investments owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Seller, the Administrative Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Seller and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Purchaser may at any time, without the consent of, or notice to, the Seller or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Seller or any of the Seller’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Purchaser’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Investments owing to it); provided that (i) such Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Seller, the Administrative Agent and the other Purchaser Parties shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. For the avoidance of doubt, each Purchaser shall be responsible for any indemnity under Article XI with respect to any payments made by such Purchaser to its Participant(s).

Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to any matter specified in clause (i) through (vii) of Section 12.01 that affects such Participant. The Seller agrees that each Participant shall be entitled to the benefits of Sections 2.04, 4.01, 4.02 and 4.03 (subject to the requirements and limitations therein, including the requirements under Section 4.03(g) (it being understood that the documentation required under Section 4.03(g) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.04 as if it were an assignee under to paragraph (b) of this Section 12.06; and (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Purchaser that sells a participation agrees, at the Seller’s request and expense, to use reasonable efforts to cooperate with the Seller to effectuate the provisions of Section 4.04 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.02(b) as though it were a Purchaser; provided that such Participant agrees to be subject to Section 3.03 as though it were a Purchaser. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital or principal amounts (and stated interest or Yield) of each Participant’s interest in the Investments or other obligations under the Transaction Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges; Successors and Assigns Generally. Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Purchaser may exchange, continue or rollover all or a portion of its Investments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Seller, the Administrative Agent and such Purchaser.

(g) Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Purchaser or Purchaser’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Purchaser or Purchaser’s broker-deal Affiliate.

SECTION 12.07 No Proceedings. Each of the Servicer, the Purchasers and each assignee of an Investment or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Relief Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default. The provisions of this Section shall survive any termination of this Agreement.

SECTION 12.08 Confidentiality.

(a) General. Each Purchaser Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Seller and its obligations, this Agreement or payments hereunder; (vii) to (A) any rating agency in connection with rating the Seller or its Subsidiaries or the Investments or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the transactions contemplated hereby; (viii) with the consent of the Seller; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this clause (a), or (B) becomes available to the Administrative Agent, any other Purchaser Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Seller. In addition, the Administrative Agent and the other Purchaser Parties may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Purchaser Parties in connection with the administration of this Agreement, the other Transaction Documents and the Commitments.

For purposes of this Section, “Information” means all information received from the Seller-Related Parties or any of their Subsidiaries in connection with the transactions contemplated by the

Transaction Documents relating to the Seller-Related Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Purchaser Party on a nonconfidential basis prior to disclosure by the Seller-Related Parties or any of their Subsidiaries; provided that, in the case of information received from the Seller-Related Parties or any of their Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Sharing Information With Affiliates of the Purchasers. Each of the Seller and the Servicer acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Seller or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Purchaser or by one or more Subsidiaries or Affiliates of such Purchaser and each of the Seller-Related Parties hereby authorizes each Purchaser to share any information delivered to such Purchaser by such Seller-Related Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Purchaser subject to the provisions of Section 12.08(a).

(c) By Seller and Servicer. Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party); provided, however, that it may disclose such information (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties; (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) with the consent of the Administrative Agent and each Purchaser; or (vi) to the extent such information becomes publicly available other than as a result of a breach of this clause (c).

SECTION 12.09 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Transaction Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by e-mail shall or other electronic means be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Transaction Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 12.10 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Governing Law. This Agreement and the other Transaction Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Transaction Document (except, as to any other Transaction Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

The Seller, the Servicer and each other Seller-Related Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Purchaser or any Related Party of the foregoing in any way relating to this Agreement or any other Transaction Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Transaction Document shall affect any right that the Administrative Agent or any Purchaser may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Seller, the Servicer or any other Seller-Related Party or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Seller, the Servicer and each other Seller-Related Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.03. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.11 Intent of the Parties. The Seller has structured this Agreement with the intention that the Investments and the obligations of the Seller hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 12.12 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 12.13 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of the applicable Resolution Authority.

SECTION 12.14 USA PATRIOT Act Notice. Each Purchaser that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Purchaser) hereby notifies Seller-Related Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Seller-Related Parties, which information includes the name and address of Seller-Related Parties and other information that will allow such Purchaser or Administrative Agent, as applicable, to identify the Seller-Related Parties in accordance with the USA PATRIOT Act. The Seller shall, promptly following a request by the Administrative Agent or any Purchaser, provide all documentation and other information that the Administrative Agent or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 12.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction

Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Purchaser shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CENTURI SPECIAL PURPOSE ENTITY, LLC, as Seller

By:	/s/ Jason S. Wilcock
Name:	Jason. S. Wilcock
Title:	Secretary

CENTURI GROUP, INC., as Servicer

By:	/s/ Jason S. Wilcock
Name:	Jason S. Wilcock
Title:	Executive Vice President/Chief Legal and Administrative Officer and Corporate Secretary

S-1	Receivables Purchase Agreement (Centuri)

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Executive Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Executive Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Executive Vice President

S-2	Receivables Purchase Agreement (Centuri)

SCHEDULE I

Purchasers & Commitments

Purchaser	Commitment
PNC Bank, National Association	$125,000,000

Schedule I-1

SCHEDULE IV

Financial Maintenance Covenants

“Financial Maintenance Covenant Breach” means the failure to comply with any of the following covenants:

(a) Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter, the Consolidated Interest Coverage Ratio shall not be permitted to be less than (i) for the fiscal quarter ending December 31, 2023, 2.50 to 1.00, (ii) for the fiscal quarters ending from March 31, 2024 through December 31, 2024, 2.00 to 1.00 and (iii) for the fiscal quarters ending March 31, 2025 and thereafter, 2.50 to 1.00.

(b) Consolidated Net Leverage Ratio. As of the last day of any fiscal quarter during the periods set forth below, the Consolidated Net Leverage Ratio shall not be permitted to be greater than the corresponding ratio set forth below:

Period	Maximum Consolidated Net Leverage Ratio
Closing Date through September 30, 2024	5.75 to 1.00
December 31, 2024	5.00 to 1.00
March 31, 2025 and thereafter	4.00 to 1.00

Notwithstanding the foregoing:

(i) in the event that Centuri Group completes a Qualified IPO on or after November 13, 2023 and prior to March 31, 2025, the required maximum Consolidated Net Leverage Ratio levels set forth above shall be adjusted based on the amount of net proceeds from such Qualified IPO to be no greater than the corresponding ratio set forth below for the applicable periods:

Qualified IPO Net Proceeds	Adjusted Maximum Consolidated Net Leverage Ratio for fiscal quarter ending September 30, 2024	Adjusted Maximum Consolidated Net Leverage Ratio for fiscal quarter ending December 31, 2024
$1 – $99,999,999	5.50 to 1.00	4.75 to 1.00
$100,000,000 – $199,999,999	5.25 to 1.00	4.50 to 1.00
$200,000,000 – $299,999,999	5.00 to 1.00	4.25 to 1.00
$300,000,000 – $399,999,999	4.75 to 1.00	4.00 to 1.00
$400,000,000 or more	4.25 to 1.00	4.00 to 1.00

(ii) for any measurement period when the maximum Consolidated Net Leverage Ratio required pursuant to this clause (b) (including pursuant to any adjustment for a Qualified IPO) is equal to 4.00 to 1.00, in connection with any Permitted Acquisition having aggregate cash consideration (including cash, Cash Equivalents and other deferred payment obligations) in excess of $150,000,000, Centuri Group may, at its election, in connection with such Permitted Acquisition and upon prior written notice to the Administrative Agent, increase the required Consolidated Net Leverage Ratio pursuant to this clause (b) to up to 4.50 to 1.00 (at Centuri Group’s option), which such increase shall be applicable (i) with respect to a Permitted Acquisition that is not a Limited Condition Acquisition, for the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter or (ii) with respect to a Permitted Acquisition that is a Limited Condition Acquisition, for purposes of determining compliance on a Pro Forma Basis with this clause (b) on the LCA

Schedule IV-1

Test Date, for the fiscal quarter in which such Permitted Acquisition is consummated and for the three (3) consecutive quarterly test periods after which such Permitted Acquisition is consummated (each, a “Leverage Ratio Increase”); provided that (x) such increase shall apply solely with respect to compliance with this clause (b) and any determination of the Consolidated Net Leverage Ratio for purposes of the definition of Permitted Acquisition and any incurrence test with respect to any Indebtedness used to finance a Permitted Acquisition and shall not apply to any other incurrence test set forth in this Agreement and (y) there shall be at least two full fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect.

For purposes of this clause (b), “Qualified IPO” shall mean, following a contribution of all Equity Interests of Centuri Group to Centuri Holdings or other holding company formed for the purpose of holding all of the Equity Interests of Centuri Group (Centuri Holdings or such holding company, the “Parent Entity”), the issuance by the Parent Entity of certain of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act excluding, for the avoidance of doubt, any secondary sale in which Equity Interests of the Parent Entity are sold by security holders of the Parent Entity.

Related Definitions:

As used in this Schedule IV, the following terms have the meanings set forth below; provided, that for the avoidance of doubt, capitalized terms used but not otherwise defined in this Schedule IV have the meanings assigned to such terms in Section 1.01 of the Receivables Purchase Agreement to which this Schedule IV is attached:

“Cash Equivalents,” “Consolidated,” “Consolidated Companies,” “Consolidated EBITDA,” “Consolidated Funded Indebtedness,” “Consolidated Interest Coverage Ratio,” “Consolidated Interest Expense,” “Consolidated Net Leverage Ratio,” “Incremental Term Loans,” “Indebtedness,” “LCA Test Date,” “LCA Test Date,” “LCA Test Date,” “Limited Condition Acquisition,” “Pro Forma Basis,” “Unrestricted” have the meanings assigned to such terms in the First Lien Credit Agreement; provided, however, if neither PNC Bank, National Association nor any Affiliate thereof is a party to the First Lien Credit Agreement as a “Lender”, then such terms shall be defined as such terms are defined in the First Lien Credit Agreement (i) as of the last day that PNC Bank, National Association or any Affiliate thereof is a party thereto or (ii) with the prior written consent of the Administrative Agent, as amended or modified in connection with any amendment, restatement, supplement and/or other modification to the First Lien Credit Agreement.

Schedule IV-2

SCHEDULE V

Fiscal Months

Month	Year	Centuri Fiscal Month End Date
September	2024	9/29/2024
October	2024	10/27/2024
November	2024	12/1/2024
December	2024	12/29/2024
January	2025	1/26/2025
February	2025	2/23/2025
March	2025	3/30/2025
April	2025	4/27/2025
May	2025	5/25/2025
June	2025	6/29/2025
July	2025	7/27/2025
August	2025	8/31/2025
September	2025	9/28/2025
October	2025	10/26/2025
November	2025	11/30/2025
December	2025	12/28/2025
January	2026	1/25/2026
February	2026	2/22/2026
March	2026	3/29/2026
April	2026	4/26/2026
May	2026	5/24/2026
June	2026	6/28/2026
July	2026	7/26/2026
August	2026	8/30/2026
September	2026	9/27/2026
October	2026	10/25/2026
November	2026	11/29/2026
December	2026	1/3/2027
January	2027	1/31/2027
February	2027	2/28/2027
March	2027	4/4/2027
April	2027	5/2/2027
May	2027	5/30/2027
June	2027	7/4/2027
July	2027	8/1/2027
August	2027	9/5/2027
September	2027	10/3/2027

Schedule V-1